Exhibit 4.31

Execution Version

PURCHASE AGREEMENT

By and Between

KOLORS, INC.

and

URBVAN MOBILITY LIMITED

SEPTEMBER 6, 2023

Article 1 Certain Definitions	3
Article 2 The Membership Interest Purchase	10
2.1 Purchase and Sale of Membership Interests	10
2.2 Consideration	10
2.3 Closing	10
2.4 Closing Deliveries	10
2.5 Holdback	11
2.6 Taxes	12
Article 3 Representations and Warranties of the Seller	14
3.1 Capacity	14
3.2 No Bankruptcy	15
3.3 Share Capital; Titles of Ownership	15
3.4 The Target Companies	15
3.5 Articles of Association, Statutory Books and Other Corporate Matters	17
3.6 Financial Statements	18
3.7 Absence of Changes	19
3.8 Assets	19
3.9 Agreements	19
3.10 Real Estate	20
3.11 Taxes	20
3.12 Employment and Social Security Aspects.	22
3.13 Protection of Personal Data	24
3.14 Intellectual and Industrial Property	25
3.15 Insurance	26
3.16 Subsidies	26
3.17 Environmental	26
3.18 Regulatory Matters	27
3.19 Anti-Corruption	27
3.20 Litigation and Judicial Proceedings	27
3.21 Permits and Licenses Related to the Business	27
3.22 Customers and Suppliers.	27
3.23 Exclusivity of Representations	28
Article 4 Representations and Warranties of Buyer	28
4.1 Organization and Good Standing	28
4.2 Capacity	29
4.3 No Bankruptcy	29
4.4 Solvency	30
4.5 Investment Intent	30
4.6 Broker’s or Finder’s Fees	30
4.7 Litigation	30
4.8 Exclusivity of Representations	30
Article 5 Covenants	31
5.1 Confidentiality	31
Article 6 Survival, Indemnification and Remedies	31
6.1 Survival	31
6.2 Agreement to Indemnify	31
6.3 Limitations	32
6.4 Notice of Claim	33
6.5 Defense of Third-Party Claims.	34
6.6 Resolution of Notice of Claim	36
6.7 Holdback Payments	36

(i)

6.8 Treatment of Indemnification Payments	37
Article 7 Miscellaneous	37
7.1 Governing Law	37
7.2 Assignment; Binding Upon Successors and Assigns	37
7.3 Severability	37
7.4 Counterparts	37
7.5 Other Remedies	37
7.6 Specific Performance	38
7.7 Amendments and Waivers	38
7.8 Expenses	38
7.9 Attorneys’ Fees	38
7.10 Notices	38
7.11 Interpretation; Rules of Construction	39
7.12 No Wind-Down; Liquidation; Dissolution of Seller	39
7.13 No Joint Venture	39
7.14 Further Assurances	39
7.15 Third Party Beneficiary Rights	39
7.16 Public Announcement	39
7.17 Confidentiality	40
7.18 Entire Agreement	40
7.19 WAIVER OF JURY TRIAL	40
7.20 Legal Representation	40
7.21 Release	41

EXHIBIT A Form of Nominee Stock Sale and Purchase Agreement	44
EXHIBIT B Form of Founder Restrictive Covenant Agreement	45
EXHIBIT C Form of Seller Restrictive Covenant Agreement	46

Schedule 2.4(b)(vi) Resigning Target and Company D&Os

(ii)

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 6, 2023 by and between Kolors, Inc., a Delaware corporation (“Buyer”) and Urbvan Mobility Limited, an exempted limited liability company duly incorporated and existing under the laws of the Cayman Islands (“Seller”).

RECITALS

A.

Buyer wishes to purchase, and Seller wishes to sell, transfer and assign to Buyer, directly or indirectly all right, title and interest to (i) 100% of the Target Membership Interests (as defined below), all on the terms set forth herein (the “Membership Interest Purchase”) and (ii) the Nominal Share (as defined below) in the Company owned by Seller (“Nominal Stock Purchase”) on the terms set forth herein and the Mexican Purchase Transfer Documents (as defined below), and, in furtherance thereof, the board of directors of Seller has approved the Membership Interest Purchase, the Nominal Stock Purchase and the other transactions contemplated by this Agreement (the “Seller Group Parties Approvals”).

B.

Concurrently with the execution of this Agreement, and as a condition and inducement to the parties’ willingness to enter into this Agreement, each Founder (as defined below) has executed and delivered to Buyer an employment offer letter and services agreement (an “Offer Letter”), a termination letter evidencing the termination of such Founder’s employment with the Target Companies (as defined below), and a Founder Restrictive Covenant Agreement (as defined below), each to become effective upon the Closing.

C.	Buyer and Seller, desire to make certain representations, warranties, covenants and agreements in connection with the Membership Interest Purchase and the Nominal Stock Purchase.

Now, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

“Accounting Standard”has the meaning given to it in Section 3.6(d).

“Acquisition Engagement”has the meaning given to it in Section 7.20(a).

“Action”means any action, suit, litigation, arbitration, mediation, proceeding, claim, complaint, demand, charge, grievance, prosecution, investigation, inquiry, hearing, audit and examination, or subpoena (whether (A) civil, criminal, administrative, judicial, investigative or appellate, (B) formal or informal, (C) public or private, or (D) at law or at equity).

“Affiliate”means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person, including without limitation a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary or another Subsidiary of a Person of which the first Person is also a Subsidiary; “control” (including the term “controlled by”and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether

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through the ownership of voting securities, by Contract or credit arrangement, as trustee or executor, or otherwise.

“Applicable Law”means, with respect to a Person, collectively, all foreign, supranational, federal, state, local or municipal laws, statutes, ordinances, principles of common law, regulations, requirements, codes and rules; and all Orders, in each case, applicable to such Person or any of their respective assets, properties or businesses.

“ASC”means the Accounting Standards Codification.

“Audited Financial Statements”has the meaning given to it in Section 3.6(a).

“Business” means all business related to the Business Technology (whether conducted by Target or another Target Company or by another Affiliate) and any other activities of Target or any Target Company.

“Business Day” means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in New York, New York or San Francisco, California.

“Business Technology” has the meaning given to it in Section 3.14(a).

“Buyer Ancillary Agreements” means, collectively, each agreement or document (other than this Agreement) that Buyer is to enter into as a party thereto pursuant to this Agreement.

“Buyer Holdback Amount” has the meaning given to it in Section 2.5.

“Buyer Indemnified Person” has the meaning given to it in Section 6.2.

“Buyer Releasor” has the meaning given to it in Section 7.21(a). “Closing” has the meaning given to it in Section 2.3.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended. “Collateral Source” has the meaning given to it in Section 6.3(c).

“Company” means Commute Technologies, S.A.P.I. de C.V., a Mexican Sociedad Anonima Promotora de Inversions de Capital Variable.

“Company Counsel” has the meaning given to it in Section 7.20(a).

“Confidential Information” means all non-public information, documents and materials relating to the Target Companies and the Business (including trade secrets, Intellectual Property, software and documentation, client information, subcontractor information (including lists of clients and subcontractors), company policies, practices and codes of conduct, internal analyses, analyses of competitive products, strategies, merger and acquisition plans, marketing plans, corporate financial information, information related to negotiations with third parties, contracts and sales proposals, pricing and costs of specific products and services, training materials, and other sensitive information), in each case, obtained, produced or distributed on or prior to the Closing. The term “Confidential Information” shall not include any information (A) in the public domain by means other than disclosure by any Seller Group Party in breach of this Agreement, (B) information the Buyer previously agrees in writing may be disclosed or (C) was independently developed without use of any Confidential Information.

“Contested Claim” has the meaning given to it in Section 6.6(b).

(4)

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, sublease, understanding, instrument, note, promissory note (pagare), option, warranty, purchase order, license, sublicense, right, permit, mortgage, guarantee, purchase order, insurance policy, benefit plan or commitment or undertaking of any nature, in each case as amended, supplemented or otherwise modified.

“Damages” has the meaning given to it in Section 6.2.

“delivered” means, with respect to any statement in Article 3 (Representations and Warranties of the Seller) of this Agreement to the effect that any information, document or other material has been “delivered” to Buyer or its representatives, that such information, document or material was available for review by Buyer or its representatives in the virtual data room hosted in Google Drives in connection with this Agreement as of 5:00 p.m. Pacific Time on the date three Business Days prior to the Closing Date.

“Notice of Claim” has the meaning given to it in Section 6.4(a).

“Disclosure Schedule” has the meaning given to it in Article 3.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, trust agreement ffideicomiso), lien, pledge, hypothecation, charge, lease, sublease, easement, covenant, right-of-way (servidumbre), security interest, title retention device, collateral assignment, adverse claim, restriction, infringement, interference, option, right of first refusal, preemptive right, community property interest or other encumbrance or restriction of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided that the term “Encumbrances” shall not be deemed to refer to (i) any Permitted Encumbrances or (ii) any Encumbrances under applicable securities laws.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, proprietorship, company (including any company limited by shares, limited liability company or joint stock company), firm, society, enterprise, association, organization or other entity.

“Final Holdback Release Date” has the meaning given to it in Section 2.5(iv).

“Financial Statements” has the meaning given to it in Section 3.6(c).

“Financial Statements 2022” has the meaning given to it in Section 3.6(b).

“Financial Statements 2023” has the meaning given to it in Section 3.6(c).

“Founders” means Joao de Matos Coelho Albino and Renato Picard Alvarez.

“Founder Restrictive Covenant Agreement” has the meaning given to it in Section 2.4(b)(ii).

“Fraud” means common law fraud with the element of scienter under Delaware law (and not constructive fraud, equitable fraud or negligent or grossly negligent misrepresentation).

“Governmental Authority” means any: (A) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (B) federal, state, local, municipal, foreign or other government; (C) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, central

(5)

bank, foundation, center, organization, unit, body or Entity, any legislative body, and any court or other tribunal); or (D) Entity to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities.

“Holdback” has the meaning given to it in Section 2.5.

“Holdback Amount” has the meaning given to it in Section 2.5.

“Indemnifying Party” has the meaning given to it in Section 6.2.

“Independent Accountant” means an internationally recognized, independent accounting firm reasonably acceptable to both Buyer and Seller.

“Insurance Policies” has the meaning given to it in Section 3.15(a).

“Intellectual Property” means Intellectual Property Rights and Technology.

“Intellectual Property Rights” means any and all industrial and intellectual property rights and all intangible rights associated therewith, throughout the world, including registrations and applications therefor, including (A) all patents and applications therefor, (B) all rights in inventions (whether patentable or not), invention disclosures, improvements, trade or industrial secrets, industrial designs, utility models, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, (C) all rights in industrial designs and any registrations and applications therefor, (D) all rights in trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, (E) all rights in Internet domain name registrations, (F) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, (G) all rights in computer software, including all source code, object code, firmware, development tools, files, records and data, (H) all rights in databases and data collections, (I) all rights in moral and economic rights of authors and inventors, however denominated, and (J) any similar or equivalent rights to any of the foregoing.

“IP Agreements” has the meaning given to it in Section 3.9(g).

“IP Rights” has the meaning given to it in Section 3.14(b).

“IRS” means the U.S. Internal Revenue Service.

“Key Employees” means Rinay Picard Perez Gil, Berenice Bribiesca Ibarra, and Carlos Andres Diener Cabieses.

“knowledge of Seller” means the actual knowledge of the Founders of a particular fact, circumstance, event or other matter in question after reasonable inquiry.

“Leased Property” has the meaning given to it in Section 3.10(a).

“Liability” means any debt, obligation, duty or liability of any nature (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary), including any such debt, obligation, duty or liability arising under any Applicable Law or Contract, regardless of whether any such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with MFRS or is immediately due and payable.

“Liability Cap” means an amount equal to US$2,000,000 as reduced upon the completion

(6)

of each 1-month period following the Closing Date by an amount equal to US$2,000,000 divided by 24, rounded to the nearest whole number; provided, that if any Damages are actually paid to a Buyer Indemnified Person in accordance a Claim for indemnification properly made under Article 6 hereof during the twenty-four (24) months following the date of Closing (and the Liability Cap is thus further reduced pursuant to Section 6.3 hereof), the aforementioned per-month reduction shall be reduced proportionally such that the Liability Cap remains above US$0 until such twenty-four (24) month period following the Closing has concluded. For illustration purposes, if US$500,000 is paid in Damages by the Indemnifying Party in respect of an indemnification Claim properly made by Buyer under Article 6 hereof in the first month following the Closing, for months 2 through 24 following the Closing, the per-month reduction of the Liability Cap shall be based upon the remaining Liability Cap amount after subtracting the full amount of the Claim made (for a remaining Liability Cap in this example of US$1,416,667) to be divided by the remaining amount of months (in this example, 23) rounded to the nearest whole number. In the event that a Claim that has been subtracted from the Liability Cap for purposes of the foregoing calculation, is resolved prior to the expiration of the aforementioned period of twenty-four months, and the total indemnification payment payable by the Indemnifying Party is lower than so subtracted, any difference between the subtracted amount and the amount actually payable by the Indemnifying Party shall be added to the total remaining Liability Cap amount and included in any further reductions. For the avoidance of doubt, if Closing occurs on August 30, the first reduction shall have occurred on the following September 30.

“Licensed-In IP Rights” has the meaning given to it in Section 3.14(f).

“Loss” means any judgments, payments, settlements, awards, fines, penalties, losses, compensation, Taxes, damages, charges, Liabilities, interest, costs or expenses (including all reasonable attorneys’ fees).

“Management Accounts” means the unaudited balance sheet of the Target Companies as and the unaudited profit and loss account of the Target Companies for the period ended on a specific date.

“Material Adverse Effect” when used in connection with an Entity means any change, event, circumstance, condition or effect (regardless of whether or not such change, event, circumstance, condition or effect is inconsistent with the representations or warranties made by such Entity in this Agreement) that, individually or in the aggregate, taking into account all other changes, events, circumstances, conditions or effects, is or is reasonably likely to: (A) have a material adverse effect on the condition (financial or otherwise), assets (including intangible assets), liabilities, or results of operations of such Entity and its Subsidiaries, taken as a whole, except to the extent that any such change, event, condition or effect is attributed to, arises out of or otherwise results from (1) changes in general economic conditions (to the extent that such changes do not affect such Entity and its Subsidiaries disproportionately as compared to other companies operating in the industries in which Entity and its Subsidiaries conduct business), (2) changes generally affecting the industry in which such Entity and its Subsidiaries operate (to the extent that such changes do not affect such Entity and its Subsidiaries disproportionately as compared to other companies operating in the industries in which Entity and its Subsidiaries conduct business), (3) any acts of terrorism, military action or war (to the extent that such changes do not affect such Entity and its Subsidiaries disproportionately as compared to other companies operating in the industries and geographic markets in which Entity and its Subsidiaries conduct business), (4) changes in Applicable Law, MFRS or ASC generally affecting the industry in which such Entity and its Subsidiaries operate (to the extent that such changes do not affect such Entity and its Subsidiaries disproportionately as compared to other companies operating in the industries in which Entity and its Subsidiaries conduct business) or (5) any failure such Entity or any of its Subsidiaries to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (roNpled, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); or (B) materially impede or delay such Entity’s ability to perform its obligations under or otherwise consummate the

(7)

transactions contemplated by this Agreement in accordance with its terms.

“Material Contracts” has the meaning given to it in Section 3.9.

“Measurement Date” has the meaning given to it in Section 6.3(a).

“Membership Interest Purchase” has the meaning given to it in Recital (A).

“Mexican Purchase Transfer Documents” means (i) the execution by the Seller and the Buyer of the Nominee Stock Sale and Purchase Agreement; (ii) a copy, certified by the Secretary of the Company, of the entry made in the shares’ registry book of the Company evidencing the purchase of the Nominal Share by the Buyer; (iii) original of stock certificate number 10 issued by the Company on March 10, 2022 and evidencing the Nominal Share, which shall be dully endorsed in property (endosado en propiedad) in favor of the Buyer; (iv) copies of the shareholders’ meeting unanimous resolutions of the Company, approving, (A) the waiver by all current shareholders of the Company to any applicable preferential or right of first refusal and their approval to the execution of the Nominee Stock Sale and Purchase Agreement; and (B) the Mexican Subsidiaries Resolutions.

“Mexican Subsidiaries” means Urbvan Commute Operations, S.A.P.I. de C.V., OPS Transit Mobility, S.A. de C.V., Admin Mobility, S.A. de C.V. and ID Vans, S.A.P.I. de C.V.

“Mexican Subsidiaries Resolutions” means copies of the shareholders’ meeting unanimous resolutions of each Mexican Subsidiary approving, (A) the resignation, effective as of the Closing, of the directors and officers of the Company whose names appear listed in Schedule 1.1(a)(A) of the Disclosure Schedule; (B) the revocation, effective as of the Closing, of the powers of attorney conferred by the Company in favor of the representatives (apoderados) whose names appear listed in Schedule 1.1(a)(B) of the Disclosure Schedule; (C) the appointment of the new members of the board of directors of the Company, effective as of the Closing, whose names appear listed in Schedule 1.1(a)(C) of the Disclosure Schedule; and (D) approval of each Mexican Subsidiary’s financial statements related to fiscal year ended on December 31, 2022.

“MFRS” means the Mexican Financial Reporting Standards.

“Nominal Share” means a Class I, Series A share owned by the Seller in the capital stock of the Company.

“Nominal Stock Purchase” has the meaning given to it in Recital (A).

“Nominee Stock Sale and Purchase Agreement” means, with respect to the Nominal Share, the stock sale and purchase agreement to be executed by and between the Buyer and the Seller in substantially the form attached hereto as Exhibit A.

“Notice of Claim” has the meaning given to it in Section 6.4(a).

“Notice of Contested Claim” has the meaning given to it in Section 6.6(b).

“Offer Letter” has the meaning given to it in Recital (B).

“Order” means any order, writ, injunction, judgment, decision, ruling, decree, award, determination or stipulation issued, promulgated or entered by, or any settlement or other agreement under the jurisdiction of, any Governmental Authority.

“ordinary course of business” means any action taken by a party if: (A) such action is consistent with such party’s past practices and is taken in the ordinary course of such party’s normal day to day operations; and (B) such action is similar in nature and magnitude to actions customarily taken, without

(8)

any separate or special authorization, in the ordinary course of the normal day to day operations of other Persons that are engaged in businesses similar to such party’s business.

“Pass-Through Retuns” has the meaning given to it in Section 2.6(0(1).

“PEs” has the meaning given to it in Section 3.11(h).

“Permitted Encumbrance” means (a) any statutory encumbrances or other encumbrances arising by operation of law, in the ordinary course of business, securing payments not yet due that are not material to the businesses of the Seller Group Parties, (b) encumbrances for Taxes not yet due and payable or that may thereafter be paid without penalty or which are being contested in good faith and by appropriate proceedings and for which adequate accruals or reserves have been established in the Financial Statements, (c) with respect to any real estate, any easements, rights of way, permits, licenses, conditions, covenants, or similar restrictions, in each case, which do not materially detract from the value of such property or asset subject thereto, (d) encumbrances in favor of the lessors under any real property lease or encumbering the interests of the lessors in such real property, (e) encumbrances created by non-exclusive licenses granted in the ordinary course of business in any Intellectual Property on the Target Companies’ standard forms provided to counsel for Buyer, and (0 any encumbrances created by this Agreement or by the actions of Buyer or any of its Affiliates.

“Person” means any individual, Entity or Governmental Authority.

“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or prior to the Closing Date, including the portion of any Straddle Tax Period ending on and including the Closing Date.

“Purchase Price” has the meaning given to it in Section 2.2.

“Purchase Price Allocation” has the meaning given to it in Section 2.6(d).

“Qualifying Damage” has the meaning given to it in Section 6.3(e).

“Restrictive Agreements” has the meaning given to it in Section 3.9(g).

“Sales Taxes” has the meaning given to it in Section 3.11(j).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of any Seller Group Party by an officer or officers of a Seller Group Party at the Closing pursuant to Section 2.4 hereof and each agreement or document that a Seller Group Party is to enter into as a party thereto pursuant to this Agreement.

“Seller Fundamental Representations” means Section 3.1 (Capacity), Section 3.3 (Share Capital; Titles of Ownership); and Sections 3.4(a)-(d) and (0 (The Target Companies).

“Seller Group Party” means each of Company, Target, Seller and their respective Subsidiaries (including, prior to Closing, the Target Companies).

“Seller Group Parties Approvals”) has the meaning given to it in Recital (A).

“Seller Group Taxes” means (A) any and all Liabilities for Taxes of the Target Companies or any subsidiary or predecessor of the Target Companies attributable or with respect to any Pre-Closing Tax Period or resulting from actions taken on or prior to the Closing Date; provided, that amounts described

(9)

in this definition shall be determined by treating any advance payments, deferred revenues or other prepaid amounts received or arising in any Pre-Closing Tax Period as subject to Tax in such period regardless of when actually recognized for income Tax purposes, (B) any Taxes of the Seller Group Parties for which any of the Target Companies is liable, whether by reason of any requirement to withhold or otherwise, including any such Taxes incurred in connection with the Membership Interest Purchase, this Agreement, or the Target LLC Agreement, (C) any Taxes for which any of the Target Companies is liable under Treasury Regulations section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group of which any of the Target Companies was a member in any Pre-Closing Tax Period, (D) any Taxes of the Target Companies attributable to any transactions contemplated by this Agreement, including, without limitation, any payroll Taxes or other Taxes arising in connection with any compensatory payment required pursuant to, or arising as a result of, this Agreement or the Membership Interest Purchase, and (E) 50% of any and all Transfer Taxes, in each case whether or not such Taxes are due and payable as of the Closing Date.

“Seller Holdback Amount” has the meaning given to it in Section 2.5.

“Seller Releasor” has the meaning given to it in Section 7.21(b).

“Seller Restrictive Covenant Agreement” has the meaning given to it in Section 2.4(b)(ii).

“Significant Customer” has the meaning given to it in Section 3.22(a).

“Significant Supplier” has the meaning given to it in Section 3.22(b).

“Special Bonuses” means the Transaction-specific bonuses payable by the Target Companies to the Founders in the overall amount of US$2,100,000 in accordance with Sections 2.1 and 2.2 of that certain side letter entered into between SWVL Holdings Corp., Founders, the Seller and the Buyer on or about the date hereof (the “Transaction Bonus Side Letter”). For the avoidance of doubt, any additional amounts payable to the Founders by Seller pursuant to the Transaction Bonus Side Letter shall not be payable by the Target Companies to the Founders and shall in any circumstance be deemed “Special Bonuses” for the purposes of this Agreement.

“Straddle Tax Period” shall mean any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” with respect to any Person means any corporation or other business Entity: (A) in which a Person owns (directly or indirectly, beneficially or of record) at least a 50% equity, beneficial or financial interest; (B) in which a Person owns (directly or indirectly, beneficially or of record) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body; or (C) that is otherwise, directly or indirectly, controlled by such Person.

“Target” means Urbvan Intermediate Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller.

“Target Companies” means the Target and each of the Subsidiaries of Target, including Company and the Mexican Subsidiaries.

“Target LLC Agreement” means the Limited Liability Company Agreement of the Target, dated as of July 15, 2019, as may be amended or supplemented from time to time.

“Target Membership Interests” means the “membership interests” of Target (as such

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term is used in the Target LLC Agreement).

“Tax” (and, with correlative meaning, “Taxes” and “taxable”) means (A) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, documentary, occupation, premium, property (real, tangible or intangible), escheat or unclaimed property, environmental or windfall profit tax, custom duty, duty, tariff (arancel), social security contribution (aportacion de seguridad social), contribution and quota to the National Pension Fund System (contribucion al Sistema de Ahorro para el Retiro), contribution and quota to the National Workers’ Housing Fund Institute Quotas (contribucion al Infonavit) or other tax, governmental fee or other like assessment or charge (direct or reverse) of any kind whatsoever, together with any interest, any penalty, any surcharge or addition to tax or additional amount in relation to such tax (whether disputed or not) imposed by any Governmental Authority (U.S. or non-U.S.), and (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or group (including any arrangement for group or consortium relief or similar arrangement) for any taxable period.

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment, and/or collection of any Tax.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, written notice, form, election, certificate, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, including any amendment thereof or attachment thereto and any related or supporting schedules or statements.

“Technology” means any or all of the following: (A) works of authorship including software programs, objects, modules, routines, algorithms, schematics, and architecture, whether in source code or executable code form, documentation (including programmers notes and annotations, technical and user documentation, specifications, manuals, instructions, designs, layouts, plans, drawings, and GDSII Files); (B) inventions (whether or not patentable), discoveries and improvements; (C) proprietary and confidential information and know how; (D) databases, data compilations and collections and technical data; (E) logos, trade names and trade dress; (F) domain names, web addresses and sites; (G) methods and processes, algorithms and formulae; (H) devices, prototypes, designs, specifications and schematics; (I) content (including textual content and visual, photographic or graphics content); and (J) and all other technology, embodiments, representations, manifestations, precursors, derivatives, portions and works in progress relating to any of the foregoing or to the development, production, use, support or maintenance thereof.

“Third-Party Claim” has the meaning given to it in Section 6.4(b).

“Third-Party Claim Notice” has the meaning given to it in Section 6.4(b).

“Transfer Taxes” has the meaning given to it in Section 2.6(a).

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

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ARTICLE 2

THE MEMBERSHIP INTEREST PURCHASE

2.1 Purchase and Sale of Membership Interests. At the Closing, (i) upon the terms and subject to the conditions of this Agreement, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase and acquire from the Seller, all of Seller’s right, title and interest in and to all of the Target Membership Interests, free and clear from any and all Encumbrances (other than restrictions on transfer which arise under applicable securities laws) and (ii) upon the terms and subject to the conditions of the Nominee Stock Sale and Purchase Agreement, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase and acquire from the Seller, all of Seller’s right, title and interest in and to the Nominal Share, free and clear from any and all Encumbrances, in consideration for the payment of the Purchase Price as contemplated herein.

2.2Consideration. The aggregate purchase price shall be an aggregate amount in cash equal to US$12,000,000 minus the amount of the Special Bonuses (such aggregate amount, the “Purchase Price”).

2.3Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place concurrently with the execution of this Agreement, and may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing.

2.4Closing Deliveries.

(a)Buyer Deliveries. Buyer shall deliver to Seller, at the Closing:

(i)(x) (i) the Purchase Price and (ii) the Seller Holdback Amount (such Seller Holdback Amount to be delivered directly by Buyer to a separate bank account of Seller as agreed pursuant to the provisions of Section 2.5 hereof), minus (y) an amount equal to the Buyer Holdback Amount, paid by wire transfer of immediately available funds, to such bank account or accounts as may be designated in writing by Seller to Buyer;

(ii)documentary evidence to the reasonable satisfaction of Seller of: (i) the full and final settlement of the Special Bonuses by the Buyer on behalf of the Target Companies; and (ii) full settlement of the Buyer Holdback Amount and the Seller Holdback Amount in bank accounts as agreed pursuant to the provisions of Section 2.5 hereof; and

(iii)evidence reasonably satisfactory to Seller confirming that Buyer and the relevant signatory has been duly authorized to enter into this Agreement.

(b)Seller Deliveries. Seller shall deliver to Buyer, at or prior to the Closing, each of the following:

(i)	copies of the executed (x) Offer Letters and (y) termination letters of the Founders (for the avoidance of doubt, such Offer Letters being effective as of the Closing Date);
(ii)

executed counterpart signatures of (x) each of the Founders to a restrictive covenant agreement with Buyer substantially in the form attached as Exhibit B hereto (the “Founders Restrictive Covenant Agreement”); and (y) Seller to a restrictive covenant agreement with Buyer substantially in the form attached as Exhibit C hereto (the “Seller Restrictive Covenant Agreement”), in each case, to become effective upon the Closing and containing terms agreed to by Buyer and Seller, or each Founder, as applicable;

(iii)	a certificate, dated as of the Closing Date and executed on behalf of Target by its Secretary, certifying (A) the Target LLC Agreement, (B) Certificate of Formation of

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Target, and (C) resolutions of Target’s sole member approving the Membership Interest Purchase and this Agreement;

(iv)

(x) originals, duly executed, of the Mexican Purchase Transfer Documents; and (y) a certificate, dated as of the Closing Date and executed on behalf of the Company by an authorized officer of the Company, certifying (A) the legal existence of the Company, Company’s Bylaws and historical amendments to Company’s Bylaws, (B) composition of Company’s Board of Directors, (C) the capacity and powers of the person signing on behalf, (D) current Capitalization Table of the Company, and (E) resolutions of the Company’s shareholders approving the Membership Interest Purchase and this Agreement;

(v)	evidence reasonably satisfactory to Buyer that the Seller Group Parties Approvals have been obtained;
(vi)	duly executed resignation letters from each director and officer of the Target and Company, as identified by Buyer in Schedule 2.4(b)(vi);
(vii)	a certificate from the Secretary of State of the State of Delaware, that the Target is in good standing;
(viii)	an executed IRS Form W-8 from the regarded owner (for U.S. federal income Tax purposes) of Target;
(ix)	originals, duly executed, of the Mexican Subsidiaries Resolutions;
(x)	originals of, or if electronic, access to, all the corporate books of the Company and the Mexican Subsidiaries;
(xi)

originals of the Stock Registry Books of the Company and the Mexican Subsidiaries, all of which shall be completed and updated, and, the Stock Registry Books of the Mexican Subsidiaries (other than Urbvan Commute Operations, S.A.P.I. de C.V.) shall include an entry evidencing that the Company and Urbvan Commute Operations, S.A.P.I. de C.V. are their current and sole shareholders; and

(xii)	a copy of the Management Accounts as at: (i) end of the month immediately preceding Closing, (ii) three (3) days prior to Closing, and (iii) the date of this Agreement.

2.5Holdback. On the Closing Date: (i) Buyer shall deposit US$1,000,000 (the “Buyer Holdback Amount”) in a separate bank account opened in the name of the Buyer at a financial institution reasonably satisfactory to Seller, and (ii) Buyer shall deposit US$1,000,000 (the “Seller Holdback Amount”, and collectively with the Buyer Holdback Amount, the “Holdback Amount”) in a separate bank account opened in the name of the Seller at a financial institution reasonably satisfactory to Buyer, and such Holdback Amount shall constitute partial security for the indemnification obligations of the Indemnifying Party pursuant to Article 6 hereof (the “Holdback”). To the extent not first reduced to satisfy the indemnification obligations of the Indemnifying Party in accordance with the terms of Article 6, the Holdback Amount shall be paid and/or released to Seller as follows, subject to the terms of Section 6.7:

(i)US$500,000 from the Seller Holdback Amount shall be released on the date that is 3 months after the Closing Date;

(ii)US$500,000 from the Seller Holdback Amount shall be released on the date that is 6 months after the Closing Date;

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(iii)US$500,000 from the Buyer Holdback Amount shall be paid to the Seller by the Buyer on the date that is 9 months after the Closing Date;

(iv)US$500,000 from the Buyer Holdback Amount shall be paid to the Seller by the Buyer on the date is the 1-year anniversary of the Closing Date (such date, the “Final Holdback Release Date”).

2.6Taxes

(a)Transfer Taxes. All sales, gross receipts, income, transfer, bulk sales, stamp, value added or use Taxes, documentary charges, fees or similar Taxes associated with the Membership Interest Purchase, this Agreement, the Nominal Stock Purchase, the Mexican Purchase Transfer Documents, the Seller Ancillary Agreements and the transactions contemplated hereby and thereby (collectively, “Transfer Taxes”) shall be borne equally by Buyer and Seller. The Seller Group Parties shall timely file any Tax Return or other document with respect to such Transfer Taxes (and Buyer shall cooperate with respect thereto as necessary), the expense for which shall be borne equally by Buyer and Seller.

(b)Tax Cooperation. Each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any Tax Authority or any other Tax proceeding, and (ii) retain for at least six years following the Closing Date and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding related to Taxes; provided that such retention period may be extended up to an additional two years upon the reasonable written request of the other party that is accompanied by a satisfactory reason for the additional retention time period.

(c)Tax Consequences. Neither party makes any representations or warranties to the other party regarding the Tax treatment of the Membership Interest Purchase, or any of the Tax consequences to the other party, under this Agreement, the Membership Interest Purchase, the Seller Ancillary Agreements or any of the other transactions or agreements contemplated hereby or thereby.

(d)Allocation. As soon as practicable after the Closing, Buyer shall deliver to Seller a statement (the “Purchase Price Allocation”), allocating the Purchase Price (plus the liabilities of the Company, to the extent properly taken into account as part of the purchase price for U.S. federal income Tax purposes) among the assets of Target. If within twenty (20) days after the delivery of the Purchase Price Allocation, Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Purchase Price Allocation, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within twenty (20) days. In the event that Buyer and Seller are unable to resolve such dispute within 20 days, Buyer and Seller shall jointly retain the Independent Accountant to resolve the disputed item. Upon resolution of the disputed items, the allocation reflected on the Purchase Price Allocation shall be adjusted to reflect such resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. Buyer and Seller agree to act in accordance with the Purchase Price Allocation, as adjusted, if applicable, in the preparation and filing of any Tax Return, unless otherwise required by Applicable Law. Any adjustments to the Purchase Price shall be treated in a manner consistent with the Purchase Price Allocation (and Buyer shall provide Seller such revised Purchase Price Allocation and the parties shall cooperate in any matters related to reflecting such adjustment).

(e)Withholding Rights. Any party to this Agreement shall be entitled to deduct and withhold from any payment required to be made pursuant to this Agreement (other than in respect of the Purchase Price), such amounts as such party is required to deduct and/or withhold with respect to any such deliveries and payments under any provision of U.S. federal, state, local, provincial or non-U.S. Tax law (in the minimum amount required by the same). To the extent that amounts are so withheld, such withheld

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amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.

(f)Pass-Through Returns.

(1)The Seller Group Parties shall, at the Seller Group Parties’ sole cost and expense, prepare (or cause to be prepared) in a manner consistent with past practices of the applicable Target Company, all income Tax Returns of Target and any other Target Company treated as a Tax transparent entity for U.S. federal income Tax purposes (“Pass-Through Returns”) for any taxable period that ends on or before the Closing Date but that are required to be filed by Target or such other Target Company, as applicable, with any applicable Governmental Authority after the Closing Date. With respect to such Pass-Through Returns, the Seller Group Parties shall furnish drafts of such Pass-Through Returns to Buyer for its review and comment not later than twenty (20) days before the due date for filing such Pass-Through Returns (including extensions thereof). The Seller Group Parties shall consider in good faith any Buyer comments to such Pass-Through Returns.

(2)After the Closing Date, Buyer shall, at Buyer’s sole cost and expense, cause the Target Companies to prepare and file all Tax Returns for the Target Companies that are not covered by Section 2.6(f)(1), including Tax Returns with respect to a Straddle Tax Period, it being understood that all Taxes indicated as due and payable shall be the responsibility of the Seller Group Parties to the extent they constitute Seller Group Taxes. In the case of Tax Returns that include Seller Group Taxes, Buyer shall deliver to the Seller Group Parties such Tax Returns, together with the calculation of Seller Group Taxes (including such Taxes for the Straddle Tax Period) Buyer determines (acting reasonably and in good faith) to be due from the Seller Group Parties, no less than fifteen (15) days prior to the applicable filing deadline (taking into account applicable extensions). Buyer shall fully reflect any reasonable comments made on the same by the Seller Group Parties received no less than five (5) days prior to the applicable filing deadline. The Seller Group Parties shall pay to Buyer the amount of Seller Group Taxes reflected on the Tax Returns to be filed by Buyer no less than three (3) Business Days prior to the applicable filing deadline.

(3)Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving a Target Company (other than those agreements solely between Target Companies) shall be terminated as of the Closing Date, and, after the Closing Date, the applicable Target Company shall not be bound thereby or have any liability thereunder.

(g)Straddle Tax Period. For purposes of this Agreement, (a) the amount of property (real, personal or intangible) Taxes and ad valorem Taxes of the Target Companies (and any other Taxes imposed on a periodic basis without regard to income, payroll, gross receipts or sales or use) allocable to the Pre-Closing Tax Period of any Straddle Tax Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding taxable period) shall be equal to the amount of such Taxes for the entire Straddle Tax Period multiplied by a fraction, (i) the numerator of which is the number of days in the Straddle Tax Period that are in the Pre-Closing Tax Period and (ii) the denominator of which is the total number of days in the entire Straddle Tax Period, and (b) the amount of all other Taxes of the Target Companies allocable to the Pre-Closing Tax Period of any Straddle Tax Period shall be computed as if the applicable taxable period ended as of the close of business on the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except for the disclosures set forth on the Disclosure Schedule delivered by Seller to Buyer simultaneously with the execution of this Agreement (the “Disclosure Schedule”), the Seller represents and warrants to Buyer as follows:

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3.1Capacity.

(a)Seller has full legal capacity to execute this Agreement and all other instruments and agreements to be delivered by Seller as contemplated hereby (including all Seller Ancillary Agreements to which Seller is a party), comply with the obligations arising hereunder and thereunder and to carry out and complete the transactions provided for herein and therein.

(b)This Agreement has been duly executed by Seller, assuming its due authorization, execution and delivery by Buyer, the obligations provided for herein are legal and valid obligations binding on Seller and each of the Seller Group Parties, as applicable, and which may be raised against the Seller and/or the Seller Group Parties, as applicable, in accordance with their respective terms, subject only to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Applicable Laws affecting creditors’ rights generally and general equitable principles.

(c)Seller has the necessary authority to execute this Agreement and all other instruments and agreements to be delivered by Seller as contemplated hereby (including all Seller Ancillary Agreements to which Seller is a party) and to perform the transactions contemplated herein and therein and, as of the date hereof, such authority has not been revoked or modified in any manner whatsoever.

(d)The execution and delivery of this Agreement by Seller and all other instruments and agreements to be delivered by Seller as contemplated hereby (including all Seller Ancillary Agreements to which Seller is a party) and the consummation of the transactions contemplated by Seller herein and therein, will not:

(i)contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Seller or the Seller Group Parties under (A) any provision of the constituent documents or by-laws of Seller or the Seller Group Parties; (B) any judgment, injunction, decree, order or award of any Governmental Authority, court, governmental body or arbitrator having jurisdiction over Seller or the Seller Group Parties; or (C) any Applicable Law;

(ii)violate, conflict with or permit the cancellation of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or result in the termination, modification or acceleration or maturity of, or result in the loss of a benefit or increase in any material fee, liability or other obligation under, any Contract or agreement to which Seller or the Seller Group Parties or any of their assets, rights or properties are bound;

(iii)result in the creation or imposition of any Encumbrance on the Target Membership Interests or the Nominal Share, other than Encumbrances under Applicable Law; or

(iv)result in the creation or imposition of any Encumbrance on any of the other properties, rights or assets of Seller or the Seller Group Parties.

(e)To the knowledge of Seller, there is no pending action against Seller or any of the Target Companies which could affect the legality, validity or enforceability of this Agreement or any other instruments and agreements to be delivered by Seller as contemplated hereby (including all Seller Ancillary Agreements) or the consummation of the transactions contemplated hereby or thereby. There is no pending or threatened action by Seller or any of the Target Companies which could affect the legality, validity or enforceability of this Agreement or any other instruments and agreements to be delivered by Seller as contemplated hereby (including all Seller Ancillary Agreements) or the consummation of the transactions contemplated hereby or thereby. To the knowledge of Seller, there is no threatened action against Seller or any of the Target Companies which could affect the legality, validity or enforceability of this Agreement

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or any other instruments and agreements to be delivered by Seller as contemplated hereby (including all Seller Ancillary Agreements) or the consummation of the transactions contemplated hereby and thereby.

3.2No Bankruptcy. The Seller has not been declared insolvent or bankrupt or have filed for insolvency or bankruptcy, and the Seller is not aware of any of its Affiliates having filed an insolvency or bankruptcy request, provided that the foregoing representation with respect to Affiliates is only provided with respect to Affiliates, the insolvency or bankruptcy of which would have Material Adverse Effect on the transactions contemplated by this Agreement.

3.3Share Capital; Titles of Ownership.

(a)Seller owns the Target Membership Interests and the Nominal Share free from any liens and Encumbrances (including any right-whether exercisable now or in the future and whether contingent or otherwise to call for the conversion, issue, sale or transfer, redemption or repayment of any membership interest or any other security of the Target Companies), other than Encumbrances under Applicable Law.

(b)Seller is entitled to sell and transfer the full legal and beneficial ownership of the Target Membership Interests and the Nominal Share in compliance with all applicable legal requirements and any other organizational requirements in this regard.

(c)Seller acknowledges and approves the transfer of the Target Membership Interests and the Nominal Share to Buyer and hereby waives any pre-emptive rights, or any other rights to acquire the Target Membership Interests or the Nominal Share that Seller may have pursuant to any organizational or constituent documents.

3.4The Target Companies.

Seller represents and warrants, on behalf of the Target Companies, as follows:

(a)The Target is duly organized in accordance with the Laws of the State of Delaware and is in good standing.

(b)The Target Membership Interests have been validly issued, subscribed for and paid up in full. The Target Membership Interests represent 100% of the issued and outstanding membership interests of the Target.

(c)The Company and the Mexican Subsidiaries are Mexican companies duly incorporated and registered under Mexican law as follows: (i) Commute Technologies, S.A.P.I. de C.V. was incorporated through public deed 123,478, dated August 24, 2016, issued by Eduardo Garcia Villegas, Public Notary number 15 of Mexico City, and was registered before the Public Registry of Commerce of Mexico City under mercantile electronic folio number 563021-1; (ii) Urbvan Commute Operations, S.A.P.I. de C.V. was incorporated through public deed 123,479, dated August 24, 2016, issued by Eduardo Garcia Villegas, Public Notary number 15 of Mexico City, and was registered before the Public Registry of Commerce of Mexico City under mercantile electronic folio number 563022-1; (iii) ID Vans, S.A.P.I. de C.V. was incorporated through public deed 38,965, dated September 26, 2017, issued by Mario Rischia Velazquez, Public Notary number 80 of Mexico City, and was registered before the Public Registry of Commerce of Mexico City under mercantile folio number N-2017094685; (iv) Admin Mobility, S.A. de C.V. was incorporated through public deed 58,489, dated May 4, 2020, issued by Jose Luis Villavicencio Castaiieda, Public Notary number 218 of Mexico City, and was registered before the Public Registry of Commerce of Mexico City under mercantile electronic folio number N-2020040073; and (v) Ops Transit

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Mobility, S.A. de C.V. was incorporated through public deed 58,488, dated May 4, 2020, issued by Jose Luis Villavicencio Castafteda, Public Notary number 218 of Mexico City, and was registered before the Public Registry of Commerce of Mexico City under mercantile electronic folio number N-2020040061.

(d)(i) All of the outstanding shares of the Company and the Mexican Subsidiaries are validly issued, fully subscribed and paid for, held, directly or indirectly, by the Seller and its Affiliates, free and clear of any Encumbrances (including with respect to voting, transfer or exercise of any attribute of ownership) and qualify as acciones liberadas under Applicable Law; (ii) there are no options, warrants, convertible securities, treasury securities, subscriptions, equity interest appreciation rights, phantom stock plans or equity interest equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character, issued or authorized relating to the issued or unissued shares of the Company and the Mexican Subsidiaries, obligating any of them to issue or sell any shares or ownership interests of, options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any of the Mexican Subsidiaries, and (iii) there are no outstanding contractual obligations to repurchase, redeem or otherwise acquire any equity interest in the Company or any Mexican Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. There is no indebtedness of the Company or the Mexican Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests may vote. Immediately after the Closing, the Buyer and the Target will own, directly or indirectly, 100% of all the issued and outstanding shares in the Company and the Mexican Subsidiaries, free and clear of any Encumbrances.

(e)The Target Companies have (i) obtained all approvals, permits and authorizations and licenses required for the consummation of the transactions contemplated by this Agreement and all other instruments and agreements to be delivered by Seller as contemplated hereby (including all Seller Ancillary Agreements), other than such approvals, permits, authorizations and licenses which failure to obtain would not have a Material Adverse Effect; and (ii) made all notifications required for the consummation of the transactions contemplated by this Agreement and all other instruments and agreements to be delivered by Seller as contemplated hereby (including all Seller Ancillary Agreements), other than such notifications for which the failure to make would not have a Material Adverse Effect — in each case, other than such approvals, permits, authorizations, licenses or notifications which should be made after Closing.

(f)The authorized capital of (i) Commute Technologies, S.A.P.I. de C.V. consists of 43,004,587 shares, with a total value of MXN$ 411,534,698.82, all of which at the Closing Date shall have been duly issued and shall be outstanding as fully paid and non-assessable; (ii) Urbvan Commute Operations, S.A.P.I. de C.V. consists of 29,577,000, with a total value of MXN$ 29,577,000.00, all of which at the Closing Date shall have been duly issued and shall be outstanding as fully paid and non-assessable; (iii) ID Vans, S.A.P.I. de C.V. consists of 10,000 shares, with a total value of MXN $1,000.00, all of which at the Closing Date shall have been duly issued and shall be outstanding as fully paid and non-assessable; (iv) Admin Mobility, S.A. de C.V. consists of 1,000 shares, with a total value of MXN $1,000.00, all of which at the Closing Date shall have been duly issued and shall be outstanding as fully paid and non-assessable; and (v) Ops Transit Mobility, S.A. de C.V. consists of 1,000 shares, with a total value of MXN $1,000.00, all of which at the Closing Date shall have been duly issued and shall be outstanding as fully paid and non-assessable.

(g)No transactions, including contributions for future increases in the membership interests or share capital of the Target Companies, or other acts in each case with respect to the membership interests or share capital of the Target Companies, are pending registration.

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(h)None of the Target Companies has, directly or indirectly, declared any unpaid dividends or declared any other unpaid distribution on any of its shares of any class nor has, directly or indirectly, agreed to redeem, reimburse, purchase or otherwise acquire any of its currently outstanding shares of any class.

(i)Since December 31, 2022, none of Target Companies owns, nor has agreed to acquire, directly or indirectly, (i) any of the outstanding shares or securities convertible into shares of any other corporation, or (ii) any participating interest in any Person.

(j)Since December 31, 2022, none of Target Companies has entered into any loan or any other arrangement or credit facility by which the assets and business of the Target Companies are bound or made subject to the control by any creditors or any other third party.

(k)Since December 31, 2022, none of Target Companies has, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness. No creditor of the Target Companies has enforced any security over or has seized any assets of the Target Companies. No unsatisfied judgment is outstanding against any of the Target Companies, nor has any judgment been suspended or caused the cessation of all or any part of the Business.

(1)None of the Target Companies has traded or carried on any business from the date of its incorporation, which does not relate to the Business.

(m)Since December 31, 2021, there has occurred no effect which would reasonably be expected to be material in any of the assets, business, financial condition, earnings, or results of operations of the Target Companies, nor has any other event, condition or state of facts occurred or arisen which would reasonably be expected to be material to the assets, business, financial condition, earnings, or results of operations of the Target Companies.

3.5Articles of Association, Statutory Books and Other Corporate Matters.

(a)The statutory books, corporate books, books of accounts and other material records of any kind whatsoever of the Target Companies: (i) are maintained materially in accordance with Applicable Law on a proper and consistent basis; (ii) in all material respects contain true, up-to-date and complete records of the matters required to be contained in such books and records; and (iii) all the corporate resolutions required to be registered and the documents required to be delivered by Applicable Law have been properly registered and delivered.

(b)Other than the Target LLC Agreement, none of the Target Companies is a party to any joint ventures, profit sharing agreements, temporary co-operative companies or associations of economic interests, any shareholders’ agreement or similar arrangement with any Person that is not a Target Company.

(c)Other than pursuant to the Target LLC Agreement, none of Target Companies, (i) holds any shares in any other Person, other than a Target Company, (ii) has the benefit of any option or agreement to acquire all or any part of the share or loan capital or other securities of any other Person, other than a Target Company; or (iii) has granted to any Person or party, other than a Target Company, the benefit of any option or agreement to acquire all or any part of the shares or loan capital or other securities representing the membership interests or share capital of the Target Companies.

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(d)True, correct and complete copies of the organizational documents of each of the Target Companies have been made available to Buyer.

(e)No resolutions modifying the current organizational documents of the Target Companies are pending or pending to be registered.

3.6Financial Statements.

(a)True, correct and complete copies of the audited financial statements (balance sheet and profit and loss account) of the Target Companies corresponding to the financial year ended on December 31, 2021 (the “Audited Financial Statements”) are attached as Schedule 3.6(a) of the Disclosure Schedule.

(b)True, correct and complete copies of the unaudited financial statements (balance sheet and profit and loss account) of the Target Companies corresponding to the financial year ended on December 31, 2022 (the “Financial Statements 2022”) are attached as Schedule 3.6(b) of the Disclosure Schedule.

(c)True, correct and complete copies of the unaudited financial statements (balance sheet and profit and loss account) of the Target, the Company and the Mexican Subsidiaries as of June 30, 2023 (collectively, the “Financial Statements 2023”, and together with the Audited Financial Statements and the Financial Statements 2022, the “Financial Statements”) are attached as Schedule 3.6(c) of the Disclosure Schedule.

(d)The Audited Financial Statements (i) have been prepared, except as described therein, in accordance with the Mexican Financial Reporting Standards (the “Accounting Standard”) in all material respects, and (ii) show a true and fair view of the assets and financial situation of the Target Companies, as well as their profit and loss on operations, equity and cash flows in each case in all material respects, carried out in the period to which the Audited Financial Statements relate in accordance with the requirements of the Accounting Standard. The Financial Statements 2022 and Financial Statements 2023 (i) have been prepared on a consistent basis in all material respects, and (ii) show a true and fair view of the assets and financial situation of the Target Companies, as well as their profit and loss on operations, equity and cash flows in each case in all material respects, carried out in the periods to which the Financial Statements 2022 and Financial Statements 2023 relate, and do not materially misstate the balances set forth therein.

(e)None of the Target Companies has any material liabilities or obligations (actual or contingent, accrued or un-accrued) to third parties, nor any debts, bonds, guarantees or securities of the type which should be accounted for in the Audited Financial Statements in accordance with the Accounting Standard and Applicable Law, but have not been so accounted for. None of the Target Companies has any material liabilities or obligations (actual or contingent, accrued or un-accrued) to third parties, nor any debts, bonds, guarantees or securities of the type which should be adequately disclosed and provided for in the Financial Statements 2022 and/or the Financial Statements 2023, but have not been so disclosed and provided for.

3.7Absence of Changes.

(a)From December 31, 2022 until to the Closing Date:

(i)the Target Companies have carried out the Business, in all material respects, in the ordinary course of business and as a going concern;

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(ii)the Target Companies have not changed their accounting and Tax policies, procedures, principles or practices and have not amended their practices of managing its working capital, including not seeking to defer payments to creditors or seeking to accelerate collections from debtors other than as consistent with past practice;

(iii)the Target Companies have not settled any material claims or litigation, arbitration or similar proceedings; and

(iv)none of the Target Companies has entered into any agreement, commitment with any third party involving payments to or from any Target Company, equal to or in excess of US$250,000.00 (two hundred fifty thousand Dollars) or failed to comply with, breached, amended, changed, rescinded or in any manner altered the terms and conditions of any Material Contract to which a Target Company is a party, and there are no obligations to execute or approve new agreements or contracts involving payments to or from the Target, the Company or any of the Mexican Subsidiaries, in each case in excess of US$250,000.00 (two hundred fifty thousand Dollars).

3.8Assets. Each of the Target Companies possesses good and valid legal title or, in the case of leased assets, a valid leasehold interest, over the vehicles, equipment, fittings, and other moveable material assets it uses, in each case, free and clear of all Encumbrances, and such assets are in proper and safe working order and reasonably adequate for the purposes for which they are required, except for ordinary wear and tear in the ordinary course of business. Since December 31, 2022, none of the Target Companies has sold, transferred or disposed of any material assets other than in the ordinary course of business.

3.9Agreements.

In relation to any Contract to which a Target Company is a party (i) with a value exceeding (or with respect to which a Target Company has obligations exceeding) US$150,000 or (ii) that is an IP Agreement or a Restrictive Agreement (each as defined below), regardless of dollar amount (the “Material Contracts”):

(a)true, correct and complete copies of such Material Contracts, together with all amendments, modifications and supplements thereof, have been made available to the Buyer;

(b)the execution of this Agreement and all other instruments and agreements to be delivered by Seller as contemplated hereby (including all Seller Ancillary Agreements to which Seller is a party) does not result in a breach, acceleration or termination cause of any of such contracts or any provision therein;

(c)such contracts do not contain a change of control clause, change of ownership structure or similar clause that will be triggered or require the prior written consent of another party to such contract in connection with or as a consequence of the Closing;

(d)none of the Target Companies are in material breach of any of such contracts to which they are a party, and to the knowledge of Seller, no counter-party to any such contracts is in material breach thereof;

(e)(i) each such contract is in full force and effect and the applicable Target Company has performed all of the obligations required by it under each such contract in all material respects, (ii) there exists no default or event of default or event, occurrence, condition or act, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or

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conditions, could reasonably be expected to become a default or event of default under any such contract, or give any third party (A) the right to declare a default or exercise any remedy under such Material Contract, (B) the right to any material rebate, chargeback, refund, credit, penalty or change in performance schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of Target or any other Seller Group Party under any Material Contract, (D) the right to cancel, terminate or modify any Material Contract, or (E) result in the creation of any Encumbrance in or upon any of the properties or assets of any Target Company, and (iii) no Target Company has received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any such contract;

(f)no customer contracts were negotiated materially off-form from the Target Companies’ standard customer agreement, the form of which has been provided to Buyer’s counsel; and

(g)there are no (i) options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Intellectual Property owned by any of the Target Companies (“IP Agreements”) or (ii) Contracts involving exclusivity or non-compete provision provisions that purport to restrict any Target Company regarding any legal business activity (“Restrictive Agreements”).

3.10Real Estate.

(a)Condition of the Real Estate Properties: None of the Target Companies own any real property, including any buildings or interests therein, other than leasehold interests as set forth in Section 3.10 of the Disclosure Schedules (the “Leased Property”).

(b)Leased Property. The Target Companies, as applicable, have a valid leasehold interest the Leased Property.

3.11Taxes. The Seller and the Target Companies have complied in all respects with all applicable Tax law and regulations in relation to (i) all Tax periods open to inspection and are up-to-date with all required Tax payments and filing of declarations, returns, withholdings, information disclosures or any other obligations pursuant to any applicable Tax law or regulation, as well as any other fees, duties or payments to any governmental authority or agency or to any third party as may be required in connection with the Transaction; and (ii) the corporate reorganization of the Mexican Subsidiaries, any Affiliate and the creation of the Company are justified from a business perspective and comply in form and substance with all applicable Tax law and regulations (including disclosure obligations, reportable schemes and anti-avoidance rules under Mexican Tax laws) and will not derive any Tax or legal contingency (including, but not limited to, that Tax authorities determine that any capital redemption made in connection with the reorganization of the Mexican Subsidiaries or any Affiliate thereof is considered as a transfer of shares). The Seller and the Target Companies have timely filed or caused to be timely filed all income and other material Tax Returns that are required to be filed by, or with respect to the Target Companies on or prior to the date hereof (taking into account any applicable extension of time within which to file), and all such Tax Returns were correct and complete in all material respects.

(b)The Target Companies currently comply, and have at all times complied, in all material respects with any obligations relating to withholding and payment of income Tax, value added Tax and any other applicable Tax (local and federal).

(c)To the knowledge of Seller, no Tax inspection or verification procedures are being carried out in relation to periods prior to Closing against the Target Companies.

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(d)Tax attributes existing prior to the Closing are in full force and in compliance with Applicable Law and the Target Companies have in their possession all supporting documents to evidence these Tax attributes, including where such attributes have arisen in periods that are now time barred.

(e)All transactions and agreements entered into by the Target Companies and any current or past associated enterprises or local affiliates or any third party have been entered reasonably applying arm’s length terms. The Target Companies have maintained the transfer pricing documentation and records in relation to any related party payments as required under applicable Laws and regulations (including for purposes of Section 482 of the Code).

(f)All Taxes and Tax liabilities of the Target Companies that are due and payable have been timely paid in full (regardless of whether or not such Taxes were shown on any Tax Return as due and owing). There are no Encumbrances upon any properties or assets of the Target Companies arising fromany failure or alleged failure to pay any Tax. No claim has ever been made by a Tax Authority in a jurisdiction where the Target Companies have not filed a particular type of Tax Return that the Target Companies are or may be subject to such particular taxation by that jurisdiction.

(g)The Target Companies have materially fulfilled the obligations legally incumbent in relation to any employees, independent contractors, subcontractors engaged during the years open to Tax inspection pursuant to the Applicable Law (including but not limited to grounds, verification of fulfilment of Tax, salary and social security obligations by contractor and/or subcontractor companies).

(h)The Target Companies have no permanent establishments (“PEs”), including fixed place PEs, service PEs, sales agent PEs, digital PEs and/ or any other forms of taxable presence.

(i)No benefit payable or that may become payable pursuant to any employee benefit plan or as a result of or in connection with the Membership Interest Purchase or arising under this Agreement could reasonably be expected to be characterized as a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that would be subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. No current or former employee or other service provider of the Target Companies is a U.S. taxpayer such that Section 280G of the Code applies to Target Companies or any of their Affiliates. No Person has any right against any of the members of the Target Companies to be grossed up for or reimbursed for any tax imposed under Section 4999 of the Code.

(j)The Target Companies have collected and remitted all sales, use, value added, ad valorem, personal property and similar Taxes (“Sales Taxes”) with respect to sales made or services provided and, for all sales or provision of services that are exempt from Sales Taxes and that were made without charging or remitting Sales Taxes, the Target Companies have received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.

(k)None of the Target Companies currently is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract, and after the Closing Date, none of the Target Companies will be bound by any such agreement or similar arrangement or have any liability thereunder for any amounts.

(1)None of the Target Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made on or prior to the Closing Date or use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any

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corresponding or similar provision of state, local, or non-U.S. Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or excess loss accounts described in U.S. Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax law) with respect to a transaction occurring on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vi) any other action or election occurring or made on or prior to the Closing Date that has deferred more than an immaterial amount of income (or accelerated more than an immaterial item of loss or deduction) that would otherwise have accrued, including in each case comparable provisions of state, local and non-U.S. Tax law.

(m)None of the Target Companies has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return. None of the Target Companies has any liability for the Taxes of any Person under U.S. Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or non-U.S. Tax law) as a transferee or successor, by assumption, operation of applicable law, contract or otherwise.

(n)The Target Companies have not made an election pursuant to U.S. Treasury Regulations section 301.7701-3. 1.11.10, and U.S. federal income Tax classification is not applicable to the Target Companies.

(o)None of the Target Companies own any “United States real property interests” as described in Section 897(c) of the Code.

3.12Employment and Social Security Aspects.

(a)The employees of the Target Companies, at the execution date of this Agreement, are listed in Schedule 3.13(a) of the Disclosure Schedule, which also lists out their seniority, yearly gross earnings and remuneration in kind, and whether their employment contracts are fixed, part-time or any other type, in the understanding that no negotiations or modifications whatsoever have taken place or are under way regarding these conditions and there is no undertaking whatsoever to carry out any modifications.

(b)The Target Companies, currently comply, and have complied during the three years prior to the date hereof, in all material respects with any obligations relating to employment and employment practices, hours, dismissal, leaves of absence, holiday pay, withholdings and deductions, working time, rest breaks, immigration, Social Security, health and safety, discrimination and retaliation, collective bargaining, collective consultation (including collective redundancy consultation), immigration, and pensions undertakings set out in the Applicable Law relating to the Target Companies, and in the individual contracts it has signed with its employees, including any applicable reports under Applicable Law, not limited to filing of specialized services reports before the Social Security Mexican Institute (IMSS) through ICSOE platform and Social Housing Mexican Institute (INFONAVIT) through the SISUB platform.

(c)The Target Companies currently comply with Applicable Law relating to subcontracting, subcontracting of specialized services and self-employees (including without limitation, the corresponding registration with the Registry of Specialized Service Providers or Specialized Works).

(d)The Target Companies are up to date in the payment of all amounts which are payable to workers who currently offer their services to the Target Companies both directly and indirectly, either as independent services providers, as members of the board of directors, agents, representatives, etc.

(e)Except for the collective bargaining agreement executed between the Company and (i) Union Nacional Democratica de Trabajadores de la Transformacion; (ii) Manufactura de Metal, Automotriz, Autopartes, Mecanicas, similares y Conexos; and Sindicato Nacional de Servicios Alberto

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Juarez Blancas, as applicable; there is no other collective bargaining agreement, covenant or collective agreement applicable, or which should be currently applied to the employees of the Target Companies.

(f)The Target Companies pay the employees’ wages in the proper manner and amount in accordance with all material provisions of the Applicable Law.

(g)The Target Companies are up to date and compliant in their payment of the social security contributions required under Applicable Law, and have submitted their contribution payment reports and all the other required documentation in the manner and within the time periods required under Applicable Law. No failure to make payment, delay or deferral payments or deposited contributions for a lower amount than is due has taken place where the failure would result in a Material Adverse Effect.

(h)All the employees and executives of the Target Companies are duly included in the corresponding social security regime in accordance with Applicable Law.

(i)No covenant or commitment exists by virtue of which any of the Target Companies is bound to pay any severance or compensation whatsoever for contractual resolution in an amount greater than the corresponding legal severance provided for under Applicable Law.

(j)The Target Companies have complied and are currently complying in all material respects with all employment Applicable Laws and rules regarding work time registration and overtime.

(k)No employee or former employee is entitled to receive any grant of or benefit derived from the exercise or settlement of any right or option under a stock option or other equity-based plan or share plan from the Target Companies.

(1)No particular Target Companies’ profit sharing and/or other performance related incentive schemes exist which are not required by Applicable Law. Likewise, the parameters of the variable remuneration policies subscribed by the Target Companies are correctly fixed in written form, in accordance with Applicable Law.

(m)No external pension schemes have been entered into by Target Companies for the benefit of its employees and the Target Companies do not have (nor ever have had or reasonably expect to have) any liability regarding any pension scheme (whether defined benefit or otherwise).

(n)There is no former employee of the Target Companies who has a statutory or contractual right to be considered as an employee of the Target Companies as of the date of this Agreement.

(o)All employees of the Target Companies have been duly registered as employees of the applicable Target Company, with the relevant social security authorities and each of the Target Companies has complied with all its respective social security contribution obligations within the prosecutable periods as at the date hereof and is up to date with such obligations and with all the legal obligations regarding social security and tax withholdings, in each case except where the failure would not result in a Material Adverse Effect.

(p)During the three years prior to the date hereof, none of the Target Companies has received written notification regarding any pending labor conflict, including strikes, work stoppages or collective claims in relation to its employees. There does not exist any judicial or administrative proceedings (including inspection or verification proceedings by the social security) in progress in relation to labor, social security or occupational risk prevention matters initiated in which the any of the Target Companies is a subject.

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(q)No claims or Actions being brought or pending on behalf of any employees or former employees against the Target Companies, or other employees of the Target Companies, have been notified to the Target Companies, as applicable, or are reasonably expected to be notified at the execution date of this Agreement.

(r)Neither the execution and delivery of this Agreement nor the consummation of the Transaction (either alone or in combination with another event) will (1) result in any payment or benefit becoming due to any employee or under any employee benefit plan, (2) increase any compensation or benefits otherwise payable to any employee or to be provided under any employee benefit, (3) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits to any employee or under any employee benefit plan or (4) result in the payment or provision of any amount or benefit that could trigger payment of any excise Tax or the loss of any Tax deduction, in each case, other than the Special Bonus.

(s)No material allegations or reports of sexual harassment or discrimination with respect to a protected classification, including race and gender, are or in the past have been made to any of the Target Companies regarding any employee.

3.13Protection of Personal Data.

(a)The Target Companies have complied in all material respects and currently comply, in each case, with all the legal obligations set out in the Applicable Laws and regulations regarding protection of personal data and the collection, transmission, use, or security breach regarding personal data.

(b)All data subjects whose data are processed by any of the Target Companies as data controller have duly consented to such processing, when appropriate.

(c)The Target Companies have not (a) received any enforcement notices, information notices or prohibition notices from any relevant or competent Governmental Authority, regulatory or enforcement body in any jurisdiction, (b) received any written notice from any relevant or competent GovernmentalAuthority, regulatory or enforcement body in any jurisdiction alleging non-compliance by the Target Companies with Applicable Laws or regulations related to data protection or (c) received any written notice from any relevant or competent Governmental Authority, regulatory or enforcement body in any otherjurisdiction alleging a data subject has filed a complaint against it.

(d)To the knowledge of Seller, no claims or actions by third parties have been submitted against the Target Companies, and no inspections have been initiated by the public authorities, for the breach of any obligations in relation to personal data protection by the Target Companies, and the Seller Group Parties have no reason to expect any of the foregoing.

(e)The use by or on behalf of the Target Companies of any data, including any personal information, does not in any material respect infringe, misappropriate, or otherwise violate the rights of any Person or otherwise violate any Applicable Law. To the knowledge of the Seller, the Target Companies have not incurred any material personal data breach.

3.14Intellectual and Industrial Property.

(a)Subject to any third party licenses related thereto listed in Schedule 3.9(f) of the Disclosure Schedule, the Target Companies are the legal owners of (i) the passenger App (for iOS and Android) named “Urbvan”, and “Urbvan Transporte en Vans” (ii) the driver App (for iOS and Android) named “Urbvan”, the web-based management module, as well as of (iii) all of the back end, architecture,

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algorithms, simulator, data reports and map data sets and other underlying technology and intellectual property related to any of the foregoing or to the Business (collectively the “Business Technology”).

(b)All the Intellectual Property Rights owned or purported to be owned by the Target Companies (the “IP Rights”) belong to the Target Companies for the maximum extent permitted under Applicable Law, and are solely, legally and beneficially owned by the Target Companies free from any Encumbrance (other than non-exclusive licenses granted in the ordinary course of business on forms provided to counsel for Buyer) and their use has not been subject to license or permanent or temporary assignment to any third party (other than non-exclusive licenses granted in the ordinary course of business on forms provided to counsel for Buyer). In addition, the Target Companies are in a position to provide evidence of the ownership of any registrations of the IP Rights.

(c)The Target Companies are up to date in their payment of all fees required to maintain any registrations of the IP Rights and no other payments or actions are needed to maintain them for at least 6 months.

(d)The IP Rights are being used by the Target Companies in material compliance with all Applicable Law, and all contracts and agreements applicable thereto to which the Target Companies are a party.

(e)To the knowledge of the Seller, no third party has infringed, misappropriated, challenged the validity or enforceability, or carried out an unauthorized use of any IP Rights. None of the Target Companies uses or incorporates or links to any open-source software (including any public or similar software) in any of the Target Companies’ software products or other proprietary software in a manner that would (as a condition of distribution or otherwise) require, pursuant to the terms of a license applicable to any such open-source software, that any proprietary source code of such software product or any other IP Rights be available or licensed to any licensees or any other Person. The Target Companies are in compliance with all applicable open source licenses. Any such open source software is listed on Schedule 3.15(e) with a link to each applicable license.

(f)The terms of the licenses and agreements relating to the intellectual and industrial property and software programs licensed by the Target Companies from third parties (the “Licensed-In IP Rights”) are valid, binding and currently in force. None of the Target Companies has materially breached the terms of any of these licenses and/or agreements, and no dispute (other than those that have been resolved) has arisen in this regard,and they are entitled to use all the programs, trademarks, patents, utility models and intellectual and industrial property rights in each case embodied in the Licensed-In IP Rights that they use or have used in the course of their business.

(g)The IP Rights and the Licensed-In IP Rights together with any Intellectual Property Rights in the public domain or that are freely available without charge and on terms consistent with the Business (including under open source licenses as disclosed above) are the only Intellectual Property Rights required by the Target Companies to carry on the Business. The Target Companies’ conduct of the Business does not depend on the maintenance of licenses to any Licensed-In IP Rights which cannot be substituted for another license generally available in the market for substantially the same consideration.

(h)The Target Companies have not assigned to a third party any IP Rights necessary for the conduct of their Business.

(i)To the knowledge of the Seller, none of the Target Companies has, in the conduct of the Business infringed any third party Intellectual Property Rights and there are no written claims

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received by them or by Seller or any Affiliate in this regard and there is no reason to reasonably expect any such claim to be forthcoming.

(j)The Business Technology and IP Rights have all been properly assigned to one or more of the Target Companies by any Person involved in its creation in accordance with Applicable Law, and there is no reason to reasonably expect any Person to dispute the sole ownership thereof by such Target Company or the Target Companies. To the knowledge of Seller, there has been no material breach, and there is no ongoing material breach, in each case, relating to the Target Companies’ protection of trade secrets that are part of the Business Technology or IP Rights.

3.15Insurance.

(a)The Target Companies (i) have entered into, and such remain in force, all the insurance policies necessary to comply with their legal and contractual obligations and to provide reasonably adequate coverage for their assets and day-to-day activities, (the “Insurance Policies”), and (ii) have paid all corresponding premiums on such insurance policies in accordance with their respective terms, other than any such non-compliance which has not been and would not reasonably be expected to be material to the Business, taken as a whole, or result in the cancellation of any such policy. Schedule 3.15  of the Disclosure Schedule sets forth a list of the Insurance Policies.

(b)None of the Target Companies has made any claim under any such insurance policies which is still outstanding and in respect of which any insurer has refused coverage.

3.16Subsidies. None of the Target Companies has received any grant, subsidy or financial assistance from any Governmental Authority or agency or any local or other authority, whether under any regional development grant, or temporary employment subsidy or otherwise.

3.17Environmental.

(a)No claims or proceedings have been notified in writing to any of the or that any of them is in material breach to any license, permission, registration, filing, permit, certificate, approval, consent or other authorization with respect to any breach by them of any Applicable Laws on environmental matters relating to the Target Companies.

(b)There are no active remedial projects involving environmental contamination being undertaken pursuant to Applicable Laws on environmental matters by the Target Companies at or around any property owned or leased thereof which could reasonably be expected to: (a) give rise under any Mexican Applicable Law on environmental matters to any material fines, penalties, losses, damages, expenses or other liabilities; or (b) otherwise directly or indirectly result in any material costs, losses or expenses being incurred. To the knowledge of the Seller, the Leased Property and any improvements thereon have not, at any time, been deemed by any Governmental Authority or under any Applicable Laws, as a contaminated site (sitio contaminado), environmental emergency (emergencia ambiental) or environmental contingency (pasivo ambiental).

3.18Regulatory Matters.

(a)The Target Companies comply in all material respects with all Applicable Laws and have and comply with all material licenses, permissions, registrations, filings, permits, certificates, approvals, consents or other authorizations (public or private) required to legally and fully operate and carry out its Business and such are in full force and effect (including but not limited to any authorization, license or permit currently in process of renewal).

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(b)None of the Target Companies has received a notice from a public administration claiming that it lacks a material license, permission, registration, filing, permit, certificate, approval, consent or other authorization (public or private) required in order to legally and fully operate and carry out its Business or that any of them is in breach of any license, permission, registration, filing, permit, certificate, approval, consent or other authorization.

3.19Anti-Corruption. Neither the Target Companies, nor, to the knowledge of the Seller, any officer, attorney, representative or agent of the Target Companies, has either in private business dealings or in dealings with the public or government sector of the Target Companies, in each case acting on behalf of the Target Companies, directly or indirectly given, made, offered or received or agreed (either themselves or in agreement with others) to give, make offer, or receive any payment, gift or other advantage which under Applicable Law is illegal or improper, or committed or attempted to commit (either themselves or in agreement with others) any other corrupt act.

3.20Litigation and Judicial Proceedings. There are no Actions, judicial or administrative, (whether or not purportedly on behalf of the Target Companies) pending or, to the knowledge of Seller, threatened, by or against or affecting the Target Companies, at law or in equity, or before or by any Governmental Authority, in each case with a potential value exceeding US$120,000. To the knowledge of Seller, there are no grounds on which any such Action, suit or proceeding might be commenced with any reasonable likelihood of success. There is not presently outstanding against any of the Target Companies, any judgment, injunction or other order of any Governmental Authority that restricts the operation of the Business or which is or would reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

3.21Permits and Licenses Related to the Business. The Target Companies hold the corresponding licenses, permits, registrations, filings, certificates, approvals, consents or other authorizations (public or private) to legally, duly and fully operate and carry out the Business, including but not limited to any license for mobility apps or a license for transportation of personnel and the items listed in Schedule 3.21 of the Disclosure Schedule. To the knowledge of Seller, to the extent required by Applicable Law, the Target Companies comply with requirements applicable to the Target Companies with respect to: (i) registration of the applicable company holder of the license, (ii) registration of the vehicles with which they provide the service and, (iii) registration of the drivers who use the vehicles.

3.22Customers and Suppliers.

(a)No Target Company has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2022 or the six months ended June 30, 2023, was one of the 10 largest sources of revenues for the Business, based on amounts paid or payable (each, a “Significant Customer”), and Target Company has any knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Schedule 3.22(a) of the Disclosure Schedule. No Target Company has received any written, or to the knowledge of the Seller, oral notice from any Significant Customer that such customer shall not continue as a customer of one of the Target Companies (or Buyer) after the Closing or that such customer intends to terminate or materially modify existing contracts with such Target Company (or Buyer).

(b)No Target Company has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2022 or six months ended June 30, 2023, was one of the 10 largest suppliers of products and/or services to the Business, based on amounts paid or payable and any Person whose Intellectual Property is incorporated in or distributed with any product or service (whether or not in the top 10 based on amounts paid or payable) (each, a “Significant Supplier”), and no Seller Group Party has any knowledge of any material dissatisfaction on the part of any

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Significant Supplier. Each Significant Supplier is listed on Schedule 3.22(b) of the Disclosure Schedule. No Target Company has received any written, or to the knowledge of the Seller, oral notice from any Significant Supplier that such supplier shall not continue as a supplier to any Target Company (or Buyer) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with such Target Company (or Buyer).

3.23Exclusivity of Representations. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties hereto, and the parties hereto hereby agree, that the representations and warranties made by the Seller, on behalf of the Seller Group Parties in this Article 3 (as modified by the Disclosure Schedule) shall be the exclusive representations and warranties made by the Seller on behalf of the Seller Group Parties, and none of the Seller nor the Seller Group Parties has made or makes any other representations or warranties, whether express or implied, written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding the business, assets, liabilities, condition (financial or otherwise), operations or results of operations or prospects of the Target Companies that has been furnished or made available to Buyer and its Representatives(including any information, documents or material made available in an electronic data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Target Companies. The Seller, on behalf of the Seller Group Parties, acknowledges and agree that, except for the representations and warranties expressly set forth in Article 4, each Seller Group Party is not acting (including, as applicable, by entering into this Agreement or consummating the transactions contemplated hereby) in reliance on, and hereby disclaims reliance on, (i) any representation or warranty, express or implied made by Buyer; (ii) information (including any statement, document or agreement delivered pursuant to this Agreement) provided by or on behalf of Buyer, its Affiliates or any of their respective stockholders, controlling persons or representatives or otherwise made available to such Seller Group Party or any of its Affiliates; or (iii) the accuracy or completeness of any of the foregoing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Buyer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Buyer’s ability to consummate the Membership Interest Purchase or to perform its obligations under this Agreement and the Buyer Ancillary Agreements. Buyer is not in violation of its certificate of incorporation or bylaws, each as currently in effect.

4.2Capacity.

(a)Buyer has full legal capacity to execute this Agreement and all other instruments and agreements to be delivered by Buyer as contemplated hereby (including all Buyer Ancillary Agreements to which Buyer is a party), comply with the obligations arising hereunder and thereunder and to carry out and complete the transactions provided for herein and therein.

(b)This Agreement has been duly executed by Buyer, assuming its due authorization, execution and delivery by Seller, the obligations provided for herein are legal and valid obligations binding

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on Buyer, and which may be raised against Buyer, as applicable, in accordance with their respective terms, subject only to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Applicable Laws affecting creditors’ rights generally and general equitable principles.

(c)Buyer has the necessary authority to execute this Agreement and all other instruments and agreements to be delivered by Buyer as contemplated hereby (including all Buyer Ancillary Agreements to which Buyer is a party) and to perform the transactions contemplated herein and therein and, as of the date hereof, such authority has not been revoked or modified in any manner whatsoever.

(d)The execution and delivery of this Agreement by Buyer and all other instruments and agreements to be delivered by Buyer as contemplated hereby (including all Buyer Ancillary Agreements to which Buyer is a party) and the consummation of the transactions contemplated by Buyer herein and therein, will not:

(i)contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of Buyer under (A) any provision of the constituent documents or by-laws of Buyer; (B) any judgment, injunction, decree, order or award of any Governmental Authority, court, governmental body or arbitrator having jurisdiction over Buyer; or (C) any Applicable Law; or

(ii)violate, conflict with or permit the cancellation of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or result in the termination, modification or acceleration or maturity of, or result in the loss of a benefit or increase in any material fee, liability or other obligation under, any Contract or agreement to which Buyer or any of their assets, rights or properties are bound.

(e)There is no pending action against Buyer which could affect the legality, validity or enforceability of this Agreement or any other instruments and agreements to be delivered by Buyer as contemplated hereby (including all Buyer Ancillary Agreements) or the consummation of the transactions contemplated hereby or thereby. There is no pending or threatened action by Buyer which could affect the legality, validity or enforceability of this Agreement or any other instruments and agreements to be delivered by Buyer as contemplated hereby (including all Buyer Ancillary Agreements) or the consummation of the transactions contemplated hereby or thereby. To the knowledge of Buyer, there is no threatened action against Buyer which could affect the legality, validity or enforceability of this Agreement or any other instruments and agreements to be delivered by Buyer as contemplated hereby (including all Buyer Ancillary Agreements) or the consummation of the transactions contemplated hereby and thereby.

4.3No Bankruptcy. Buyer has not been declared insolvent or bankrupt or have filed for insolvency or bankruptcy, and Buyer is not aware of any of its Affiliates having filed an insolvency or bankruptcy request, provided that the foregoing representation with respect to Affiliates is only provided with respect to Affiliates, the insolvency or bankruptcy of which would have Material Adverse Effect on the transactions contemplated by this Agreement.

4.4Solvency. Buyer is not entering the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Affiliates. Immediately after giving effect to the transactions contemplated hereby, the Target and its Subsidiaries shall be solvent and shall have adequate capital to carry on their respective businesses.

4.5Investment Intent.

(a)Buyer is acquiring the Target Membership Interests for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution

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thereof, nor with any present intention of distributions or selling the Target Membership Interests in violation of the federal securities laws or any applicable foreign or state securities law.

(b)Buyer understands that the acquisition of the Target Membership Interests to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Buyer and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement, and Buyer can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of its investment in the Target Membership Interests to be acquired by it pursuant to the transactions contemplated hereby.

(c)Buyer understands that the Target Membership Interests to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities laws or pursuant to an applicable exemption therefrom. Buyer acknowledges that there is no public market for the Target Membership Interests and that there can be no assurance that a public market shall develop.

4.6Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of Buyer is, or shall be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the other parties hereto or from any Affiliate of the other parties hereto.

4.7Litigation. There is no Action pending or, to the knowledge of Buyer, threatened, against or affecting Buyer, or any of its properties or rights, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8Exclusivity of Representations. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties hereto, and the parties hereto hereby agree, that the representations and warranties made by Buyer in this Article 4 shall be the exclusive representations and warranties made by Buyer, and Buyer has not made or makes any other representations or warranties, whether express or implied, written or oral. Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 3, it is not acting (including, as applicable, by entering into this Agreement or consummating the transactions contemplated hereby) in reliance on, and hereby disclaims reliance on, (i) any representation or warranty, express or implied made by a Seller Group Party; (ii) information (including any statement, document or agreement delivered pursuant to this Agreement)provided by or on behalf of the Seller Group Parties, its Affiliates or any of their respective stockholders, controlling persons or representatives or otherwise made available to Buyer or any of its Affiliates; or(iii) the accuracy or completeness of any of the foregoing.

ARTICLE 5

COVENANTS

5.1Confidentiality. From the Closing until the second year anniversary of the Closing, the Seller Group Parties, excluding the Target Companies, shall keep the Confidential Information confidential and not disclose to any Person any Confidential Information in any manner whatsoever except to the extent (a) necessary to comply with the terms of this Agreement or any agreement contemplated herein, (b) requested in writing by the Buyer, or (c) in connection with the defense or prosecution of any Action or Order arising from or relating to this Agreement or the transactions contemplated herein, or (d) provided to investors and prospective investors in funds affiliated with any such Seller Group Parties for ordinary course reporting or marketing purposes consistent with past practices. For the avoidance of doubt, any such Seller Group Party may disclose any Confidential Information to its representatives who need to know such

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information for the performance of their respective duties on a confidential basis, provided that such representatives shall be bound by the confidentiality restrictions reasonably equivalent to the restrictions contained herein. The restrictions set forth in this Section 5.1 shall not apply to any Affiliate or representative of such Seller Group Parties that has not actually received any Confidential Information. Such Seller Group Parties and their respective representatives may disclose any Confidential Information which is requested or required to be disclosed by Applicable Law (including the rules and regulations promulgated by the SEC and any interpretations thereof by its staff) or the rules of any exchange to which it is subject or pursuant to a demand of any Governmental Authority (in which case, the applicable Seller Group Party shall promptly notify Buyer as soon as reasonably practicable and use commercially reasonable efforts to cooperate with Buyer to limit such disclosure, in each case to the extent permitted under any Applicable Law).

ARTICLE 6

SURVIVAL, INDEMNIFICATION AND REMEDIES

6.1Survival. The representations and warranties of Seller contained in this Agreement shall expire and be of no further force or effect as of the date that is two (2) years from the Closing Date; provided, that no right to indemnification pursuant to Article 6 in respect of any Claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim (as defined below) delivered in good faith in accordance with the terms of this Agreement prior to the expiration of the applicable claims period with respect to such representation or warranty shall be affected by the expiration of such representation or warranty until such Claim is finally resolved; provided further, that such expiration shall not affect the rights of any Buyer Indemnified Person to seek recovery of Damages arising out of any Fraud. All covenants of the parties (including the covenants set forth in Article 5) shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing; provided, however, that no right to indemnification pursuant to Article 6 in respect of any Claim based upon any breach of a covenant that is set forth in a Notice of Claim delivered in good faith prior to the expiration of the claims period with respect to such covenant shall be affected by the expiration of such covenant until such Claim is finally resolved.

6.2Agreement to Indemnify. Following the Closing, Seller (the “Indemnifying Party”) shall indemnify and hold harmless Buyer and its Subsidiaries (including the Target Companies), and their respective officers, directors, employees, agents and representatives (each hereinafter referred to individually as a “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”) from and against any and all damages, losses, Taxes, costs, penalties, Liabilities and expenses (including attorneys’ fees, other professionals’ fees, experts’ fees, costs of investigation (in each case, to the extent reasonable, actually incurred and documented) and court costs (including such fees and costs incurred in connection with enforcing the provisions of this Article 6)) (hereinafter collectively referred to as “Damages”), arising from claims, demands, assertions of liability, assessments, Taxes, or actual or threatened Actions directly or indirectly arising out of, resulting from or in connection with the following:

(i)any failure of any representation or warranty set forth in Article 3 hereof to be true and correct;

(ii)any breach of any of the covenants or agreements made by Seller in this Agreement and/or the Seller Restrictive Covenant Agreement; and

(iii)any and all Liabilities to employees or contractors of any Target Company in connection with the ongoing labor litigation case with Alusio Marins Junior, before the 6th Special Labor Court in Mexico City, under file 721/2020, to the extent such Liabilities arise from any event during such employee’s or contractor’s employment or service with, or termination by, any Target Company prior to the Closing.

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6.3Limitations.

(a)Except in respect of any Damages in connection with Claims for breaches of Seller Fundamental Representations, Fraud, and Claims pursuant to Section 6.2(ii) or (iii), the maximum aggregate liability of the Indemnifying Party for Damages pursuant to Section 6.2 shall not in any event exceed the amount of the Liability Cap (such number to be reduced in accordance with the definition of “Liability Cap” set forth herein) at the time the Indemnifying Party receives a Notice of Claim delivered in good faith in respect of such Claim, less any amounts paid by any Indemnifying Party prior thereto. For the avoidance of doubt, the Liability Cap shall not correspond to the Holdback Amount or release schedule as set forth in Section 2.5 and Section 6.7 and shall be decreased in accordance with the definition of “Liability Cap” set forth herein, provided that no Buyer Indemnified Person shall have any Claim against the Indemnifying Party in respect thereof other than a Claim against the then-remaining amount of the Liability Cap (as decreased in accordance with the definition of “Liability Cap” set forth herein). The maximum aggregate liability of the Indemnifying Party for Damages pursuant to a Claim for breach of Seller Fundamental Representations and any other indemnifiable Claims (other than as specified in this Section 6.3(a) and Fraud) shall not in any event (together with any other payments made pursuant to this Article 6) exceed the Purchase Price. For the avoidance of doubt, the amount of the Liability Cap on the date of any Notice of Claim (the “Measurement Date”) delivered to the Indemnifying Party in good faith by the Buyer shall remain the same throughout any Claims process in accordance with this Article 6 (and shall not be decreased from the amount of the Liability Cap on such Measurement Date for the purposes of determining the amount of an Indemnifying Party’s liability in connection with any indemnifiable Damages).

(b)Other than in the case of Fraud, intentional misrepresentation or willful breach by or on behalf of the members of the Seller Group Parties, following the Closing, recovery under this Article 6 shall be the sole and exclusive remedy of the Buyer Indemnified Persons against the members of the Seller Group Parties in connection with this Agreement; it being understood that none of the limitations contained herein shall apply to claims of Fraud by or on behalf of the Seller Group Parties.

(c)Damages shall be calculated net o£ (a) any specific accruals or reserves on the Financial Statements; (b) any amounts recovered by the Buyer Indemnified Person (net of any costs of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement with any Person (other than this Agreement), and (c) any insurance proceeds (net of any costs of investigation of the underlying claim and of collection) received as an offset against such Loss (each source of recovery referred to in clauses (b) and (c), a “Collateral Source”). If the amount to be netted hereunder in connection with a Collateral Source from any payment required under this Article 6 is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Buyer Indemnified Person pursuant to this Article 6, the Buyer Indemnified Person shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article had such receipt occurred at the time of such payment. Each Buyer Indemnified Person shall take commercially reasonable steps to mitigate any Losses as soon as reasonably practicable after such Buyer Indemnified Person becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses.

(d)Indemnification payments pursuant to this Article 6 shall be required to be made (i) first, from the Seller Holdback Amount, and then Buyer Holdback Amount, in each case, to the extent recovery is available thereunder (including in consideration of coverage amounts then remaining), and (ii) then, directly from Seller in accordance with this Article 6.

(e)Notwithstanding anything to the contrary contained in this Agreement, an Indemnifying Party shall not be liable for any Claim for indemnification pursuant to Section 6.2(i) unless and until the aggregate amount of Qualifying Damages that may be recovered equals or exceeds 1% of the Purchase Price, in which case such Indemnifying Party shall be liable for the entire amount of such

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Damages; provided, that, the Indemnifying Party shall only be liable for any individual Loss or Damage (that is not related to any other Loss or Damage) in excess of 0.1% of the Purchase Price (such Loss, a “Qualifying Damage”).

(f)Buyer acknowledges and agrees that the Seller shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to (i) action taken by Buyer or its Affiliates, (ii) the conduct by any Seller, the Company or any of their respective officers, directors, employees, shareholders, agents, Affiliates or advisors before the Closing Date at the direction or request of the Buyer or any their respective officers, directors, employees, shareholders, agents, Affiliates or advisors, or (iii) the matter or thing giving rise to such Loss is discharged without cost to the Buyer or the relevant Buyer Indemnified Person.

(g)NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT TO THE EXTENT SUCH LOSSES ARE FOUND BY A COURT OF COMPETENT JURISDICTION TO BE OWED TO A NON-AFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM, IN NO EVENT SHALL BUYER OR SELLER BE REQUIRED TO INDEMNIFY, DEFEND, HOLD HARMLESS, PAY OR REIMBURSE ANY BUYER INDEMNIFIED PERSON FOR ANY LOSSES CALCULATED BY REFERENCE TO ANY MULTIPLE OF EARNINGS OR EARNINGS BEFORE INTEREST, TAX, DEPRECIATION OR AMORTIZATION OR SIMILAR METRIC OR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS AND SIMILAR DAMAGES) OF SUCH OTHER PERSON, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO SUCH PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH PARTY.

(h)The obligations to indemnify and hold harmless any party pursuant to Section 6.2(iii) shall terminate upon the date that is 36 months following the Closing Date; provided, that no right to indemnification pursuant to Section 6.2(iii) in respect of any Claim that is set forth in a Notice of Claim delivered in good faith prior to the expiration of such period shall be affected by the expiration of such period until such Claim is finally resolved.

6.4Notice of Claim.

(a)As used herein, the term “Claim” means a claim for indemnification of Buyer or any other Buyer Indemnified Person for Damages under this Article 6. Buyer may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Buyer Indemnified Person. Buyer shall give written notice of a Claim other than a Third-Party Claim (as defined below) executed by an officer of Buyer (a “Notice of Claim”) to Seller promptly after becoming aware of the existence of any Claim by a Buyer Indemnified Person for indemnification from the Indemnifying Party under this Article 6, arising from any indemnifiable matters (a “Direct Claim”). The Indemnifying Party shall have forty-five (45) days after its receipt of such notice to respond in writing to such Direct Claim.

(b)Buyer shall give written notice (a “Third-Party Claim Notice”) to Seller promptly after becoming aware of the assertion, whether orally or in writing, against Buyer or any other Buyer Indemnified Person of a Tax, claim, demand or Action brought by a third party against Buyer or such other Buyer Indemnified Person that, if the allegations were true, arises out of or results from any indemnifiable matter (in each such case, a “Third-Party Claim”).

(c)Each Notice of Claim by Buyer and any Third-Party Claim Notice shall contain the following information:

(i)that Buyer or another Buyer Indemnified Person has directly or indirectly incurred, paid, sustained, reserved or accrued Damages;

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(ii)to the extent reasonably practicable, a non-binding, preliminary estimate of the amount of such Damages; and

(iii)a brief description, in reasonable detail (to the extent reasonably available to Buyer), of the facts, circumstances or events giving rise to such Damages based on Buyer’s good faith belief thereof, including (x) the basis for such liability and the nature of the breach to which such Damages are related and (y) the identity of any third-party claimant (to the extent reasonably available to Buyer), and copies of all material written evidence thereof; provided, however, that the Notice of Claim (i) need only specify such information to the knowledge of such officer of Buyer as of the date thereof, (ii) shall not limit any of the rights or remedies of any Buyer Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Notice of Claim, and (iii) may be updated and amended from time to time by Buyer by delivering an updated or amended Notice of Claim, so long as the delivery of the original Notice of Claim is made within the applicable claims period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Notice of Claim; provided further, that all Claims for Damages properly set forth in good faith in the original Notice of Claim or any update or amendment thereto shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such claims period.

(d)Subject to Section 6.5(b), no delay on the part of Buyer in giving Seller a Notice of Claim (or any update or amendment thereto after conducting discovery regarding the underlying facts and circumstances set forth therein) shall relieve the Indemnifying Party from any of its obligations under this Article 6 unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

6.5Defense of Third-Party Claims.

(a)The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim. The Indemnifying Party shall have the right to assume the defense of any Third-Party Claim with counsel selected by the Indemnifying Party, provided that the ability of the Indemnifying Party to assume such defense shall be conditioned upon the delivery by the Indemnifying Party to the Buyer Indemnified Person of a written acknowledgement by the Indemnifying Party (countersigned by the Buyer Indemnified Person) that such Third-Party Claim is indemnifiable and that the Indemnifying Party is liable for the Damages resulting therefrom subject to the provisions of Section 6.4. Should the Indemnifying Party so elect in writing to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Buyer Indemnified Person for any costs or expenses (including attorneys’ fees, other professionals’ fees, experts’ fees and costs of investigation) subsequently incurred by the Buyer Indemnified Person in connection with such investigation or defense in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Buyer Indemnified Person shall have the right to participate in such defense and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense, subject to the provisions of Section 6.5(c). Whether or not the Buyer Indemnified Person chooses to participate in such defense, the Buyer Indemnified Person shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim (to the extent that receipt of such documents by the Buyer Indemnified Person does not affect any privilege relating to the Indemnifying Party and subject to execution by the Buyer Indemnified Person of a customary non-disclosure agreement to the extent that such materials contain confidential or proprietary information).

(b)The Indemnifying Party shall be liable for the reasonable and documented costs and expenses of the Buyer Indemnified Person (including counsel fees and expenses) as they are incurred, for any period during which the Indemnifying Party has not assumed the defense of such Third-Party Claim (other than during any period in which the Buyer Indemnified Person shall have failed to give notice of the Third-Party Claim in accordance with Section 6.4).

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(c)If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim in accordance with Section 6.5(a), the Buyer Indemnified Persons shall cooperate in the defense or prosecution thereof in all respects. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to testify and provide additional information and explanation of any material provided hereunder.

(d)Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Buyer Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Buyer Indemnified Person shall agree to the settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party recommends, which such settlement, compromise, or discharge by its terms obligates the Indemnifying Party to pay the full amount of the Damages in connection with such Third-Party Claim and which releases the Buyer Indemnified Person completely and unconditionally in connection with such Third-Party Claim; provided, however, that the Indemnifying Party shall not, without prior written consent of the Buyer Indemnified Person, settle, compromise, or discharge, or offer to settle, compromise or discharge any Third-Party Claim that would result in (i) injunctive, equitable or other nonmonetary relief against the Buyer Indemnified Person or its Affiliates, including the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Buyer Indemnified Person or its Affiliates or (ii) involves any finding or admission of any wrongdoing or any violation of Applicable Law by the Buyer Indemnified Person.

(e)Notwithstanding anything else contained herein to the contrary, the Indemnifying Party shall not be entitled to assume the defense and control of, and shall pay the fees and expenses of counsel retained by, the Buyer Indemnified Person in connection with a Third-Party Claim as they are incurred i£ (A) such Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) such Third-Party Claim seeks non-monetary relief which, if granted, could adversely affect the Buyer Indemnified Person, and that after conferring with its outside counsel, the Buyer Indemnified Person determines cannot be readily separated from any related claim for money damages (provided that if such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages), (C) the Buyer Indemnified Person has been advised in writing by outside counsel that a reasonable likelihood exists of conflict of interest between the Indemnifying Party and the Buyer Indemnified Person, or (D) if the Claim involves Taxes.

6.6Resolution of Notice of Claim. Each Notice of Claim given by Buyer shall be resolved as follows:

(a)Uncontested Claims. If, within 45 days after a Notice of Claim is received by Seller, Seller does not contest such Notice of Claim in writing to Buyer as provided in Section 6.6(b), the Indemnifying Party shall be conclusively deemed to have consented to the recovery by the Buyer Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Article 6, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Party for such amount in any court having jurisdiction over the matter where venue is proper.

(b)Contested Claims. If Seller or the Indemnifying Party gives the Buyer Indemnified Person written notice (a “Notice of Contested Claim”) contesting all or any portion of a Notice of Claim (the “Contested Claim”) within the 45 day period specified in Section 6.6(a), then the Buyer Indemnified Person and the Indemnifying Party shall use commercially reasonable efforts to resolve such Contested Claim by a written settlement agreement within 45 days following receipt by Buyer of the Notice of

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Contested Claim. If the parties fail to reach such agreement within the specified time, the Buyer Indemnified Person or the Indemnifying Party may bring suit to resolve the Contested Claim in the Court of Chancery of the State of Delaware or, if such court declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware.

6.7Holdback Payments.

(a)The Holdback shall be available to indemnify, compensate and reimburse the Buyer Indemnified Persons for any Damages resulting from any Claim arising under this Article 6 for which they are entitled to recover in accordance with this Article 6. Each Claim that is to be satisfied through the delivery of any portion of the Holdback Amount to Buyer pursuant to this Article 6 shall be satisfied by delivery to Buyer, on behalf of the Seller, of an amount of cash equal to the applicable Damages.

(b)From time to time until the Final Holdback Release Date, and subject to the provisions of the release schedule of the Holdback Amount included in Section 2.5, Buyer shall be entitled to retain in Buyer’s bank account holding the Buyer Holdback Amount, and shall be entitled to cause Seller to retain in Seller’s bank account holding the Seller Holdback Amount, an amount equal to any amount that may be necessary to satisfy all unresolved, unsatisfied or disputed Claims for Damages by a Buyer Indemnified Person arising under Article 6, as such amount is specified in any Notice of Claim delivered to the Seller by such Buyer Indemnified Person in good faith before the Final Holdback Release Date (with such amount to be retained being the total maximum amount of Damages then being claimed by the Buyer Indemnified Person in such unresolved, unsatisfied or disputed Claims for Damages arising under Article 6); it being understood that if the total maximum amount of Damages being claimed by the Buyer Indemnified Person in any specific Notice of Claim delivered to the Seller before the Final Holdback Release Date exceeds the remaining Holdback Amount (due to the Holdback Amount having been reduced to satisfy other indemnification obligations or released to Seller in accordance with Section 2.5), Buyer shall be entitled to retain, and to cause Seller to retain, for purposes of this Section 6.7(b), no more than up to the total of the then remaining amount of the Holdback Amount. Provided that the Buyer Indemnified Persons properly deliver their Notices of Claims pursuant to this Article 6, Buyer shall be entitled to retain possession and custody of the applicable amount of the Buyer Holdback Amount, and shall cause Seller to retain possession and custody of the applicable amount of the Seller Holdback Amount (with such applicable amounts being derived from the Notices of Claims delivered to Seller by such Buyer Indemnified Persons in accordance with this Section 6.7(b)), until all such unresolved, unsatisfied or disputed Claims for Damages have been resolved; upon which time, Buyer shall deliver any remaining amounts of the Buyer Holdback Amount to the Seller, and Seller shall release any remaining amounts of the Seller Holdback Amount to itself or its designee, all as in accordance with Section 2.5 hereof. For the avoidance of doubt, any amounts of the Holdback that are retained pursuant to this Section 6.7(b) shall be retained in the order set forth in Section 6.3(d).

6.8Treatment of Indemnification Payments. The Seller Group Parties and Buyer agree to treat (and cause their Affiliates to treat) any payment received pursuant to this Article 6 as adjustments to the Purchase Price for all purposes, including Tax purposes, except as otherwise required by Applicable Law.

ARTICLE 7

MISCELLANEOUS

7.1Governing Law. The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if such court declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement

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and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.10 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

7.2Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Buyer, including any successor to, or assignee of, all or substantially all of the business and assets of Buyer. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

7.3Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

7.4Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument.

7.5Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

7.6Specific Performance. Except as otherwise provided herein, the parties agree hereto agree that, in the event of any breach or threatened breach by the other party or parties hereto, of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

7.7Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by each of Buyer and the Seller Group Parties. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time prior to the

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Closing, each of the Seller Group Parties and Buyer may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

7.8Expenses. Except as otherwise provided herein, whether or not the Membership Interest Purchase is successfully consummated, each party shall bear its respective legal, auditors’, investment bankers’ and financial advisors’ fees and other expenses incurred with respect to this Agreement, the Membership Interest Purchase and the transactions contemplated hereby.

7.9Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

7.10Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by email, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by email (provided no “bounceback” or notice of non-delivery is received), three days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 7.10:

If to Buyer:

Kolors, Inc.

1725 Hughes Landing Boulevard, 11th Floor

The Woodlands, TX 77380

Attention: Rodrigo Martinez; Karl Vergara

Email: rodrigo@kolors.com.mx; karl@kolors.com

If to Seller:

Urbvan Mobility Limited

Campbells Corporate Services Limited

Floor 4, Willow House, Cricket Square

Grand Cayman KY1-9010

Cayman Islands

Attention: Directors; Mostafa Kandil; Abdullah Mansour

Email: mk@swvl.com; abdullah.mansour@swvl.com

7.11Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include”, “include” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the

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meaning or interpretation of this Agreement. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

7.12No Wind-Down; Liquidation; Dissolution of Seller. The Seller covenants and agrees that it will not wind up, liquidate or dissolve until the date that is two (2) years from the Closing Date.

7.13No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 7.13.

7.14Further Assurances. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

7.15Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, consultant, contractor, Affiliate, member, unitholder, equityholder or partner of any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that Article 6 (Survival, Indemnification and Remedies) is intended to benefit the Buyer Indemnified Persons.

7.16Public Announcement. Following execution of this Agreement, each of Buyer and Seller may issue a press release announcing the proposed Membership Interest Purchase. Each party will provide the other party with a reasonable opportunity to review and comment on such press release and shall not make any public statements that are inconsistent with such press releases (other than as required by Applicable Law (including the rules and regulations promulgated by the SEC and any interpretations thereof by its staff) or the rules of any exchange to which such party is subject or pursuant to a demand of any Governmental Authority). Each party shall use its reasonable efforts to prevent any public announcement by its officers, directors, employees, consultants, contractors, members, unitholders, equityholders and agents. Thereafter, each of Buyer and Seller may issue such press releases, and make such other public statements regarding the Membership Interest Purchase, as it reasonably determines are required under Applicable Law or regulatory rules (including any listing agreement with any national securities exchange or stock market), but neither party shall issue any press release or make any public statement regarding the Membership Interest Purchase without first consulting with such party (including by providing such party the opportunity to review and comment thereon) and obtaining such party’s agreement to such press release or public statement, except as either party reasonably determine is required by Applicable Law (in which case they shall notify such other party a reasonable time in advance of any such press release or public statement).

7.17Confidentiality. Each Seller Group Party covenants and agrees with Buyer that, from and at all times after the Closing, all confidential and/or proprietary information relating to the Business, including any trade secrets, will be held in strict confidence by such Seller Group Party and will not be disclosed by such Seller Group Party without Buyer’s prior written consent.

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7.18Entire Agreement. This Agreement, the exhibits and schedules hereto, the Seller Ancillary Agreements and the Buyer Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

7.19WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

7.20Legal Representation

(a)Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Target Companies) acknowledges and agrees that White & Case LLP (“Company Counsel”) has acted as counsel for Seller Group Parties in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Company Counsel has not acted as counsel for any other Person, including Buyer.

(b)Only the Seller Group Parties (including, prior to Closing, the Target Companies) and their respective Affiliates shall be considered clients of Company Counsel in the Acquisition Engagement. Buyer, on behalf of itself and its Affiliates (including after the Closing, the Target Companies) acknowledges and agrees that all confidential communications between the Seller Group Parties (including, prior to Closing, the Target Companies), on the one hand, and Company Counsel, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller Group Parties and their respective Affiliates (other than the Target Companies), and not the Target Companies, and shall not pass to or be claimed, held, or used by Buyer or the Target Companies upon or after the Closing. Accordingly, Buyer shall not be entitled to request or require access to any such communications, or to the files of Company Counsel relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Company Counsel in respect of the Acquisition Engagement constitute property of the client, only the Seller Group Parties and its Affiliates shall hold such property rights and (ii) Company Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Target Companies or Buyer by reason of any attorney-client relationship between Company Counsel and the Target Companies or otherwise; provided, however, that notwithstanding the foregoing, Company Counsel shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of Seller and its Affiliates; provided that such representatives, accountants and advisors are instructed to maintain the confidence of such attorney-client communications). If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including after the Closing, the Target Companies) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Target Companies or their Affiliates and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Target Companies) shall be entitled to waive such privilege only with the prior written consent of Seller (such consent not to be unreasonably withheld). Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including, following the Closing, the Target Companies), on the one hand, and a third party other than the Seller Group Parties or their Affiliates, on the other hand, Buyer or its Affiliates may assert the attorney-client privilege to prevent the disclosure of the privileged information to such third party.

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(c)Buyer, on behalf of itself and its Affiliates (including after the Closing, the Target Companies) acknowledges and agrees that Company Counsel has acted as counsel for the Seller Group Parties and their respective Affiliates and that Seller reasonably anticipate that Company Counsel will continue to represent them and/or their respective Affiliates in future matters. Accordingly, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Target Companies) expressly consents to Company Counsel’s representation of Seller and/or their respective Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any post-Closing matter in which the interests of Buyer and the Target Companies, on the one hand, and any of the Seller Group Parties or any of their respective Affiliates, on the other hand, are adverse, relating to the transactions contemplated by this Agreement.

(d)From and after the Closing, the Target Companies shall cease to have any attorney-client relationship with Company Counsel, unless and to the extent Company Counsel is expressly engaged in writing by the Target Companies to represent the Target Companies after the Closing and either (i) such engagement involves no conflict of interest with respect to any Seller Group Party and/or any of its Affiliates or (ii) Seller Group Party and/or any such Affiliate, as applicable, consent in writing to such engagement.

7.21Release.

(a)Effective as of the Closing, Buyer on behalf of each Target Company and its respective officers, directors, stockholders, Subsidiaries, Affiliates and representatives, and each of their respective successors and assigns (each a “Buyer Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by law, Seller and its respective direct and indirect equityholders, representatives and each of their respective past, present and future officers, managers, directors, partners, members, Affiliates, employees, counsel, agents and representatives of, from and against any and all Actions and Liabilities of every kind, nature and description whatsoever, including for the avoidance of doubt, encumbrances, counterclaims, suits, debts, offsets, setoffs, damages, demands, rights obligations, costs, attorneys’ fees, interest, loss of service, expenses and compensation, whether known, unknown, fixed or contingent, based on acts or omissions occurring on or before the Closing, known or unknown, which such Buyer Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever as of the Closing Date; provided, that such Buyer Releasor does not release (i) its claims or rights under this Agreement or any other agreement entered into with Seller in connection with the transactions contemplated hereby, including but not limited to the Seller Ancillary Agreements and the Buyer Ancillary Agreements, (ii) if a Buyer Releasor is or was a manager or officer of Seller, any rights of such Buyer Releasor to indemnification effective prior to the date hereof or (iii) such Buyer Releasor’s right to receive any unpaid salary, expense reimbursement or other employment-related compensation accrued in the ordinary course of business of Seller.

(b)Effective as of the Closing, Seller and its respective officers, directors, stockholders, Subsidiaries, Affiliates and representatives, and each of their respective successors and assigns (each a “Seller Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by law, Buyer, the Target Companies and their respective direct and indirect equityholders, representatives and each of their respective past, present and future officers, managers, directors, partners, members, Affiliates, employees, counsel, agents and representatives of, from and against any and all Actions and Liabilities of every kind, nature and description whatsoever, including for the avoidance of doubt, encumbrances, counterclaims, suits, debts, offsets, setoffs, damages, demands, rights obligations, costs, attorneys’ fees, interest, loss of service, expenses and compensation, whether known, unknown, fixed or contingent, based on acts or omissions occurring on or before the Closing, known or unknown, which such Seller Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever as of the Closing Date; provided, that such Seller Releasor does not release (i) its claims or rights under this Agreement or any other agreement entered into with Buyer in connection with the transactions contemplated hereby, including but not limited to the Seller Ancillary

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Agreements and the Buyer Ancillary Agreements, (ii) if a Seller Releasor is or was a manager or officer of a Target Company, any rights of such Seller Releasor to indemnification effective prior to the date hereof or (iii) such Seller Releasor’s right to receive any unpaid salary, expense reimbursement or other employment-related compensation accrued in the ordinary course of business of any Target Company.

[SIGNATURE PAGE NEXT]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KOLORS, INC.

By:

Name:	Rodrigo Martinez

Title:	Chief Executive Officer

URBVAN MOBILITY LIMITED

By:

Name:

Title:

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KOLORS, INC.

By:

Name:	Rodrigo Martinez

Title:	Chief Executive Officer

URBVAN MOBILITY LIMITED

By:

Name:	Renato Picard Alvarez

Title:	Director

[Signature Page to Purchase Agreement]